UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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THE KROGER CO.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2017 Annual Meeting of Shareholders

Fellow Kroger Shareholders:

It is our pleasure to invite you to join our Board of Directors, senior leadership, and other Kroger associates at The Kroger Co. Annual Meeting of Shareholders.

When:	Thursday, June 22, 2017, at 11:00 a.m. eastern time.

Where:	School for Creative and Performing Arts
Corbett Theater
108 W. Central Parkway
Cincinnati, OH 45202

Items of Business:

1.    To elect eleven director nominees.

2.    To approve our executive compensation, on an advisory basis.

3.    To select the frequency of future advisory votes on executive compensation, on an advisory basis.

4.    To ratify the selection of our independent auditor for fiscal year 2017.

5.    To vote on four shareholder proposals, if properly presented at the meeting.

6.    To transact other business as may properly come before the meeting.

Who can Vote:	Holders of Kroger common shares at the close of business on the record date April 26, 2017 are entitled to notice of and to vote at the meeting.

How to Vote:	Your vote is important! Please vote your proxy in one of the following ways:

1.    Via the internet, by visiting www.proxyvote.com.

2.    By telephone, by calling the number on your proxy card, voting instruction form or notice.

3.    By mail, by marking, signing, dating and mailing your proxy card if you requested printed materials, or your voting instruction form. No postage is required if mailed in the United States.

4.    In person, by attending the meeting in Cincinnati.

Attending the Meeting:	Shareholders holding shares at the close of business on the record date, or their duly appointed proxies, may attend the meeting. If you plan to attend the meeting, you must bring either: (1) the notice of meeting that was separately mailed to you or (2) the top portion of your proxy card, either of which will be your admission ticket. You must also bring valid photo identification, such as a driver’s license or passport.

Webcast of the Meeting:	If you are unable to attend the meeting, you may listen to a live webcast of the meeting by visiting ir.kroger.com at 11:00 a.m. eastern time on June 22, 2017.

We appreciate your continued confidence in Kroger, and we look forward to seeing you at the meeting.

May 10, 2017	By Order of the Board of Directors,
Cincinnati, Ohio	Christine S. Wheatley, Secretary

Proxy Statement

May 10, 2017

We are providing this notice, proxy statement and annual report to the shareholders of The Kroger Co. (“Kroger”, “we”, “us”, “our”) in connection with the solicitation of proxies by the Board of Directors of Kroger (the “Board”) for use at the Annual Meeting of Shareholders to be held on June 22, 2017, at 11:00 a.m. eastern time, at the School for Creative and Performing Arts, Corbett Theater, 108 W. Central Parkway, Cincinnati, Ohio 45202, and at any adjournments thereof.

Our principal executive offices are located at 1014 Vine Street, Cincinnati, Ohio 45202-1100. Our telephone number is 513-762-4000. This notice, proxy statement and annual report, and the accompanying proxy card were first furnished to shareholders on May 10, 2017.

Who can vote?

You can vote if, as of the close of business on April 26, 2017, you were a shareholder of record of Kroger common shares.

Who is asking for my vote, and who pays for this proxy solicitation?

Your proxy is being solicited by Kroger’s Board of Directors. Kroger is paying the cost of solicitation. We have hired D.F. King & Co., Inc., 48 Wall Street, New York, New York, a proxy solicitation firm to assist us in soliciting proxies and we will pay them a fee estimated not to exceed $16,000.

We also will reimburse banks, brokers, nominees, and other fiduciaries for postage and reasonable expenses incurred by them in forwarding the proxy material to beneficial owners of our common shares.

Proxies may be solicited personally, by telephone, electronically via the Internet, or by mail.

Who are the members of the Proxy Committee?

Robert D. Beyer, W. Rodney McMullen, and Ronald L. Sargent, all Kroger Directors, are the members of the Proxy Committee for our 2017 Annual Meeting.

How do I vote my proxy?

You can vote your proxy in one of the following ways:

1.	Via the internet, by visiting www.proxyvote.com.

2.	By telephone, by calling the number on your proxy card, voting instruction form, or notice.

3.	By mail, by marking, signing, dating and mailing your proxy card if you requested printed materials, or your voting instruction form. No postage is required if mailed in the United States.

4.	In person, by attending the meeting in Cincinnati.

What do I need to attend the meeting in person in Cincinnati?

If you plan to attend the meeting, you must bring either: (1) the notice of meeting that was separately mailed to you or (2) the top portion of your proxy card, either of which will be your admission ticket. You must also bring valid photo identification, such as a driver’s license or passport.

Can I change or revoke my proxy?

The common shares represented by each proxy will be voted in the manner you specified unless your proxy is revoked before it is exercised. You may change or revoke your proxy by providing written notice to Kroger’s Secretary at 1014 Vine Street, Cincinnati, Ohio 45202, in person at the meeting or by executing and sending us a subsequent proxy.

How many shares are outstanding?

As of the close of business on April 26, 2017, the record date, our outstanding voting securities consisted of 912,603,414 common shares.

How many votes per share?

Each common share outstanding on the record date will be entitled to one vote on each of the 11 director nominees and one vote on each other proposal. Shareholders may not cumulate votes in the election of directors.

What voting instructions can I provide?

You may instruct the proxies to vote “For” or “Against” each proposal, or you may instruct the proxies to “Abstain” from voting.

What happens if proxy cards or voting instruction forms are returned without instructions?

If you are a registered shareholder and you return your proxy card without instructions, the Proxy Committee will vote in accordance with the recommendations of the Board.

If you hold shares in street name and do not provide your broker with specific voting instructions on proposals 1, 2, 3, 5, 6, 7, or 8, which are considered non-routine matters, your broker does not have the authority to vote on those proposals. This is generally referred to as a “broker non-vote.” Proposal 4, ratification of auditors, is considered a routine matter and, therefore, your broker may vote your shares according to your broker’s discretion.

The vote required, including the effect of broker non-votes and abstentions for each of the matters presented for shareholder vote, is set forth below.

What are the voting requirements for each of the proposals?

Proposal No. 1, Election of Directors – An affirmative vote of the majority of the total number of votes cast “For” or “Against” a director nominee is required for the election of a director in an uncontested election. A majority of votes cast means that the number of shares voted “For” a director nominee must exceed the number of votes “Against” such director. Broker non-votes and abstentions will have no effect on this proposal.

Proposal No. 2, Advisory Vote to Approve Executive Compensation – Advisory approval by shareholders of executive compensation requires the affirmative vote of the majority of shares participating in the voting. Broker non-votes and abstentions will have no effect on this proposal.

Proposal No. 3, Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation – The option, be it every one, two, or three years, that receives the highest number of votes cast by shareholders will represent the vote on frequency of the advisory vote on executive compensation. Accordingly, broker non-votes and abstentions will have no effect on this proposal.

Proposal No. 4, Ratification of Independent Auditors – Ratification by shareholders of the selection of independent public accountants requires the affirmative vote of the majority of shares participating in the voting. Abstentions will have no effect on this proposal.

Proposal Nos. 5, 6, 7, and 8, Shareholder Proposals – The affirmative vote of the majority of shares participating in the voting on a shareholder proposal is required for such proposal to pass. Accordingly, broker non-votes and abstentions will have no effect on these proposals.

How does the Board of Directors recommend that I vote?

Proposal	For More Information	Board Recommendation
Item No. 1, Election of Directors	See page 5	FOR
Item No. 2, Advisory Vote to Approve Executive Compensation	See page 49	FOR
Item No. 3, Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation	See page 50	ONE YEAR
Item No. 4, Ratification of Independent Auditors	See page 50	FOR
Item Nos. 5, 6, 7, and 8, Shareholder Proposals	See page 53	AGAINST

Important Notice Regarding the Availability of Proxy Materials for the Shareholder
Meeting to be Held on June 22, 2017

The Notice of 2017 Annual Meeting, Proxy Statement and 2016 Annual Report and the means to vote by internet are available at www.proxyvote.com.

Kroger’s Corporate Governance Practices

Kroger is committed to strong corporate governance. We believe that strong governance builds trust and promotes the long-term interests of our shareholders. Highlights of our corporate governance practices include the following:

Board Governance Practices

✓	Strong Board oversight of enterprise risk.

✓	All director nominees are independent, except for the CEO.

✓	All five Board committees are fully independent.

✓	Robust code of ethics.

✓	Annual evaluation of the Chairman and CEO by the independent directors, led by the independent Lead Director.

✓	Annual Board and committee self-assessments.

✓	Commitment to Board refreshment and diversity.

✓	Regular executive sessions of the independent directors, at the Board and committee level.

✓	Strong independent Lead Director with clearly defined role and responsibilities.

✓	High degree of Board interaction with management to ensure successful oversight and succession planning.

✓	All directors are elected with a simple majority standard for all uncontested director elections and by plurality in contested director elections.

Shareholder Rights

✓	Annual election of all directors.

✓	No poison pill (shareholder rights plan).

✓	Shareholders have the right to call a special meeting.

✓	Regular engagement with shareholders to understand their perspectives and concerns on a broad array of topics, including corporate governance matters.

✓	Commitment to responsiveness to shareholder feedback.

Compensation Governance

✓	Pay program tied to performance and business strategy.

✓	Majority of pay is long-term and at-risk with no guaranteed bonuses or salary increases.

✓	Stock ownership guidelines align executive and director interests with those of shareholders.

✓	Prohibition on all hedging, pledging and short sales of Kroger securities by directors and executive officers.

✓	No tax gross-up payments under Kroger executive plans.

Proposals to Shareholders

Item 1. Election of Directors

You are being asked to elect 11 director nominees for a one-year term. The Board of Directors recommends that you vote FOR the election of all director nominees.

As of the date of this proxy statement, Kroger’s Board of Directors consists of twelve members. In accordance with Kroger’s director retirement policy, Susan M. Phillips will be retiring from the Board immediately prior to the 2017 Annual Meeting and has not been nominated for re-election. In connection with Dr. Phillips’ retirement, the Board will reduce its size to eleven directors. All nominees, if elected at the 2017 Annual Meeting, will serve until the annual meeting in 2018, or until their successors have been elected by the shareholders or by the Board pursuant to Kroger’s Regulations, and qualified.

Kroger’s Articles of Incorporation provide that the vote required for election of a director nominee by the shareholders, except in a contested election or when cumulative voting is in effect, is the affirmative vote of a majority of the votes cast for or against the election of a nominee.

The experience, qualifications, attributes, and skills that led the Corporate Governance Committee and the Board to conclude that the following individuals should serve as directors are set forth opposite each individual’s name. The committee memberships stated below are those in effect as of the date of this proxy statement.

Nominees for Directors for Terms of Office Continuing until 2018

Nora A. Aufreiter Age 57 Director Since 2014 Committees: Financial Policy Public Responsibilities

Ms. Aufreiter is a Director Emeritus of McKinsey & Company, a global management consulting firm. She retired in June 2014 after more than 27 years with McKinsey, most recently as a director and senior partner. During that time, she worked extensively in the U.S., Canada, and internationally with major retailers, financial institutions and other consumer-facing companies. Before joining McKinsey, Ms. Aufreiter spent three years in financial services working in corporate finance and investment banking. She is a member of the Board of Directors of The Bank of Nova Scotia, The Neiman Marcus Group, and Cadillac Fairview, one of North America’s largest owners, operators and developers of commercial real estate. Ms. Aufreiter also serves on the boards of St. Michael’s Hospital and the Canadian Opera Company, and is a member of the Dean’s Advisory Board for the Ivey Business School in Ontario, Canada.

Ms. Aufreiter has over 30 years of broad business experience in a variety of retail sectors. Her vast experience in leading McKinsey’s North American Retail Practice, North American Branding service line and the Consumer Digital and Omnichannel service line is of particular value to the Board. She also brings to the Board valuable insight on commercial real estate.

Robert D. Beyer, Lead Director Age 57 Director Since 1999 Committees: Corporate Governance Financial Policy

Mr. Beyer is Chairman of Chaparal Investments LLC, a private investment firm and holding company that he founded in 2009. From 2005 to 2009, Mr. Beyer served as Chief Executive Officer of The TCW Group, Inc., a global investment management firm. From 2000 to 2005, he served as President and Chief Investment Officer of Trust Company of the West, the principal operating subsidiary of TCW. Mr. Beyer is a member of the Board of Directors of Leucadia National Corporation. In the past five years he also served as a director of The Allstate Corporation.

Mr. Beyer brings to Kroger his experience as CEO of TCW, a global investment management firm serving many of the largest institutional investors in the U.S. He has exceptional insight into Kroger’s financial strategy, and his experience qualifies him to serve as a member of the Board. While at TCW, he also conceived and developed the firm’s risk management infrastructure, an experience that is useful to Kroger’s Board in performing its risk management oversight functions. His abilities and service as a director were recognized by his peers, who selected Mr. Beyer as an Outstanding Director in 2008 as part of the Outstanding Directors Program of the Financial Times. His strong insights into corporate governance form the foundation of his leadership role as Lead Director on the Board.

Anne Gates Age 57 Director Since 2015 Committees: Audit Public Responsibilities

Ms. Gates is President of MGA Entertainment, Inc., a privately-held developer, manufacturer and marketer of toy and entertainment products for children, a position she has held since 2014. Ms. Gates held roles of increasing responsibility with The Walt Disney Company from 1992-2012. Her roles included executive vice president, chief financial officer for Disney Consumer Products, managing director for Disney Consumer Products Europe and Emerging Markets, and senior vice president of operations, planning and analysis. Prior to joining Disney, Ms. Gates worked for PepsiCo and Bear Stearns.

Ms. Gates has over 15 years of experience in the retail and consumer products industry. She brings to Kroger financial expertise gained while serving as President of MGA and CFO of a division of The Walt Disney Company. Ms. Gates has a broad business background in finance, marketing, strategy and business development, including international business. Her expertise in toy and entertainment products is of particular value to the Board. Ms. Gates has been designated an Audit Committee financial expert.

Susan J. Kropf Age 68 Director Since 2007 Committees: Compensation Corporate Governance

Ms. Kropf was President and Chief Operating Officer of Avon Products Inc., a manufacturer and marketer of beauty care products, from 2001 until her retirement in January 2007. She joined Avon in 1970 and, during her tenure at Avon, Ms. Kropf also served as Executive Vice President and Chief Operating Officer, Avon North America and Global Business Operations from 1998 to 2000 and President, Avon U.S. from 1997 to 1998. Ms. Kropf was a member of Avon’s Board of Directors from 1998 to 2006. She currently is a director of Avon Products, Inc., New Avon, LLC, Coach, Inc., and Sherwin Williams Company. In the past five years she also served as a director of MeadWestvaco Corporation.

Ms. Kropf has unique and valuable consumer insight, having led a major, publicly-traded beauty and related consumer products company. She has extensive experience in manufacturing, marketing, supply chain operations, customer service, and product development, all of which assist her in her role as a member of Kroger’s Board. Ms. Kropf has a strong financial background, and has significant boardroom experience through her service on the boards of various public companies, including experience serving on compensation, audit, and corporate governance committees. She was inducted into the YWCA Academy of Women Achievers.

W. Rodney McMullen, Chairman and Chief Executive Officer Age 56 Director Since 2003

Mr. McMullen was elected Chairman of the Board in January 2015 and Chief Executive Officer of Kroger in January 2014. Mr. McMullen served as Kroger’s President and Chief Operating Officer from August 2009 to December 2013. Prior to that role, Mr. McMullen was elected to various roles at Kroger including Vice Chairman in 2003, Executive Vice President in 1999 and Senior Vice President in 1997. Mr. McMullen is a director of Cincinnati Financial Corporation and VF Corporation.

Mr. McMullen has broad experience in the supermarket business, having spent his career spanning over 37 years with Kroger. He has a strong financial background, having served as our CFO, and played a major role as architect of Kroger’s strategic plan. His service on the compensation, executive, and investment committees of Cincinnati Financial Corporation and the audit and nominating and governance committees of VF Corporation add depth to his extensive retail experience.

Jorge P. Montoya Age 70 Director Since 2007 Committees: Compensation Public Responsibilities

Mr. Montoya was President of The Procter & Gamble Company’s Global Snacks & Beverage division, and President of Procter & Gamble Latin America, from 1999 until his retirement in 2004. Prior to that, he was an Executive Vice President of Procter & Gamble, a provider of branded consumer packaged goods, from 1995 to 1999. Mr. Montoya is a director of The Gap, Inc.

Mr. Montoya brings to Kroger’s Board over 30 years of leadership experience at a premier consumer products company. He has a deep knowledge of the Hispanic market, as well as consumer products and retail operations. Mr. Montoya has vast experience in marketing and general management, including international business. He was named among the 50 most important Hispanics in Business & Technology, in Hispanic Engineer & Information Technology Magazine.

Clyde R. Moore Age 63 Director Since 1997 Committees: Compensation Corporate Governance

Mr. Moore was the Chairman of First Service Networks, a national provider of facility and maintenance repair services, until his retirement in 2015. Prior to that he was Chairman and Chief Executive Officer of First Service Networks from 2000 to 2014.

Mr. Moore has over 30 years of general management experience in public and private companies. He has sound experience as a corporate leader overseeing all aspects of a facilities management firm and numerous manufacturing companies. Mr. Moore’s expertise broadens the scope of the Board’s experience to provide oversight to Kroger’s facilities, digital and manufacturing businesses.

James A. Runde Age 70 Director Since 2006 Committees: Compensation Financial Policy

Mr. Runde is a special advisor and a former Vice Chairman of Morgan Stanley, a financial services provider, where he was employed from 1974 until his retirement in 2015. Mr. Runde serves as a Trustee Emeritus of Marquette University and the Pierpont Morgan Library.

Mr. Runde brings to Kroger’s Board a strong financial background, having led a major financial services provider. He has served on the compensation committee of a major corporation.

Ronald L. Sargent Age 61 Director Since 2006 Committees: Audit Public Responsibilities

Mr. Sargent was Chairman and Chief Executive Officer of Staples, Inc., a business products retailer, where he was employed from 1989 until his retirement in January 2017. Prior to joining Staples, Mr. Sargent spent 10 years with Kroger in various positions. He is a director of Five Below, Inc. and Wells Fargo & Company. In the past five years he was a director of The Home Depot, Inc. and Staples, Inc.

Mr. Sargent has over 35 years of retail experience, first with Kroger and then with increasing levels of responsibility and leadership at Staples, Inc. His efforts helped carve out a new market niche for the international retailer. His understanding of retail operations and consumer insights are of particular value to the Board. Mr. Sargent has been designated an Audit Committee financial expert.

Bobby S. Shackouls Age 66 Director Since 1999 Committees: Audit Corporate Governance

Mr. Shackouls was Chairman of the Board of Burlington Resources Inc., a natural resources business, from July 1997 until its merger with ConocoPhillips in 2006 and its President and Chief Executive Officer from December 1995 until 2006. Mr. Shackouls was also the President and Chief Executive Officer of Burlington Resources Oil and Gas Company (formerly known as Meridian Oil Inc.), a wholly-owned subsidiary of Burlington Resources, from 1994 to 1995. Mr. Shackouls is a director of PAA GP Holdings, LLC and Oasis Petroleum Inc. In the past five years, Mr. Shackouls was a director of PNGS GP LLC, the general partner of PAA Natural Gas Storage, L.P. Mr. Shackouls previously served as Kroger’s Lead Director.

Mr. Shackouls brings to the Board the critical thinking that comes with a chemical engineering background, as well as his experience leading a major natural resources company, coupled with his corporate governance expertise.

Mark S. Sutton Age 55 Director Since 2017 Committees: Audit Public Responsibilities

Mr. Sutton is Chairman and Chief Executive Officer of International Paper, a leading global producer of renewable fiber-based packaging, pulp and paper products. Prior to becoming CEO, he served as President and Chief Operating Officer with responsibility for running the company’s global business. Mr. Sutton joined International Paper in 1984 as an electrical engineer. He held roles of increasing responsibility throughout his career, including mill manager, vice president of corrugated packaging operations across Europe, the Middle East and Africa, vice president of corporate strategic planning, and senior vice president of several business units, including global supply chain, before being named CEO in 2014. He serves on the boards of the American Forest & Paper Association, the International Advisory Board of the Moscow School of Management – Skolkovo, Memphis Tomorrow and the New Memphis Institute.

Mr. Sutton has over thirty years of leadership experience with increasing levels of responsibility and leadership at International Paper. He brings to the Board the critical thinking that comes with an electrical engineering background as well as his experience leading a global company. His strong strategic planning background and supply chain experience are of particular value to the Board. Mr. Sutton has been designated an Audit Committee financial expert.

The Board of Directors Recommends a Vote For Each Director Nominee.

Information Concerning the Board of Directors

Board Leadership Structure and Lead Independent Director

The Board is currently composed of eleven independent non-employee directors and one management director, Mr. McMullen, the Chairman and CEO. Kroger has a governance structure in which independent directors exercise meaningful and vigorous oversight.

As provided in Kroger’s Guidelines on Issues of Corporate Governance (the “Guidelines”), the Board has designated one of the independent directors as Lead Director. The Lead Director works with the Chairman to share governance responsibilities, facilitate the development of Kroger’s strategy and grow shareholder value. The Lead Director serves a variety of roles, consistent with current best practices, including:

•	reviewing and approving Board meeting agendas, materials and schedules to confirm that the appropriate topics are reviewed, with sufficient information provided to directors on each topic and appropriate time is allocated to each;

•	serving as the principal liaison between the Chairman, management and the non-employee directors;

•	presiding at the executive sessions of independent directors and at all other meetings of the Board at which the Chairman is not present;

•	calling meetings of independent directors at any time; and

•	serving as the Board’s representative for any consultation and direct communication, following a request, with major shareholders.

The Lead Director carries out these responsibilities in numerous ways, including:

•	facilitating communication and collegiality among the Board;

•	soliciting direct feedback from non-employee directors;

•	overseeing the succession process, including site visits and meeting with a wide range of employees including corporate and division management associates;

•	meeting with the CEO frequently to discuss strategy;

•	serving as a sounding board and advisor to the CEO; and

•	discussing Company matters with other directors between meetings.

Unless otherwise determined by the independent members of the Board, the chair of the Corporate Governance Committee is designated as the Lead Director. Robert Beyer, an independent director and the chair of the Corporate Governance Committee, is currently the Lead Director. Mr. Beyer is an effective Lead Director for Kroger due to, among other things, his independence, his deep strategic and operational understanding of Kroger obtained while serving as a Kroger director, his insight into corporate governance, his experience as the CEO of a global investment management firm, his experience on the boards of other large publicly traded companies, and his engagement and commitment to carrying out the role and responsibilities of the Lead Director.

With respect to the roles of Chairman and CEO, the Guidelines provide that the Board will determine whether it is in the best interests of Kroger and our shareholders for the roles to be combined. The Board exercises this judgment as it deems appropriate in light of prevailing circumstances. Upon retirement of our former Chairman, David B. Dillon, on December 31, 2014, the Board determined that it is in the best interests of Kroger and our shareholders for one person to serve as the Chairman and CEO, as was the case from 2004 through 2013, with another individual serving as independent Lead Director. The Board believes that this leadership structure improves the Board’s ability to focus on key policy and operational issues and helps the Company operate in the long-term interest of shareholders. Additionally, this structure provides an effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors. The Board believes that the structure of the Chairman and independent Lead Director position should continue to be considered as part of the succession planning process.

The Board and each of its committees conduct an annual self-evaluation to determine whether the Board is functioning effectively as a Board and at the committee level. As part of this annual self-evaluation, the Board assesses whether the current leadership structure and function continues to be appropriate for Kroger and its shareholders. The Guidelines provide the flexibility for the Board to modify our leadership structure in the future as appropriate. We believe that Kroger, like many U.S. companies, is well-served by this flexible leadership structure.

Committees of the Board of Directors

To assist the Board in undertaking its responsibilities, and to allow deeper engagement in certain areas of company oversight, the Board has established five standing committees: Audit, Compensation, Corporate Governance, Financial Policy and Public Responsibilities. All committees are composed exclusively of independent directors, as determined under the NYSE listing standards. The current charter of each Board committee is available on our website at ir.kroger.com under Corporate Governance – Committee Composition.

Name of Committee, Number of Meetings, and Current Members	Committee Functions
Audit Committee Meetings in 2016: 5 Members: Ronald L. Sargent, Chair Anne Gates Susan M. Phillips Bobby S. Shackouls Mark S. Sutton

•  Oversees the Company’s financial reporting and accounting matters, including review of the Company’s financial statements and the audit thereof, the Company’s financial reporting and accounting process, and the Company’s systems of internal control over financial reporting

•  Selects, evaluates and oversees the compensation and work of the independent registered public accounting firm and reviews its performance, qualifications, and independence

•  Oversees and evaluates the Company’s internal audit function, including review of its audit plan, policies and procedures and significant findings

•  Oversees risk assessment and risk management, including review of legal or regulatory matters that could have a significant effect on the Company

•  Reviews and monitors the Company’s compliance programs, including the whistleblower program

Compensation Committee Meetings in 2016: 4 Members: Clyde R. Moore, Chair Susan J. Kropf Jorge P. Montoya Susan M. Phillips James A. Runde

•  Recommends for approval by the independent directors the compensation of the CEO, and approves the compensation of other senior management

•  Administers the Company’s executive compensation policies and programs, including determining grants of equity awards under the plans

•  Has sole authority to retain and direct the committee’s compensation consultant

•  Assists the full Board with senior management succession planning

Corporate Governance Committee Meetings in 2016: 2 Members: Robert D. Beyer, Chair Susan J. Kropf Clyde R. Moore Bobby S. Shackouls

•  Oversees the Company’s corporate governance policies and procedures

•  Develops criteria for selecting and retaining directors, including identifying and recommending qualified candidates to be director nominees

•  Designates membership and chairs of Board committees

•  Reviews the Board’s performance and director independence

•  Establishes and reviews the practices and procedures by which the Board performs its functions

Financial Policy Committee Meetings in 2016: 2 Members: James A. Runde, Chair Nora A. Aufreiter Robert D. Beyer

•  Reviews and recommends financial policies and practices

•  Oversees management of the Company’s financial resources

•  Reviews the Company’s annual financial plan, significant capital investments, plans for major acquisitions or sales, issuance of new common or preferred stock, dividend policy, creation of additional debt and other capital structure considerations including additional leverage or dilution in ownership

•  Monitors the investment management of assets held in pension and profit sharing plans administered by the Company

Name of Committee, Number of Meetings, and Current Members	Committee Functions
Public Responsibilities Committee Meetings in 2016: 2 Members: Jorge P. Montoya, Chair Nora A. Aufreiter Anne Gates Ronald L. Sargent Mark S. Sutton

•  Reviews the Company’s policies and practices affecting its social and public responsibility as a corporate citizen, including: community relations, charitable giving, supplier diversity, sustainability, government relations, political action, consumer and media relations, food and pharmacy safety and the safety of customers and employees

•  Reviews and examines the Company’s evaluation of and response to changing public expectations and public issues affecting the business

Director Nominee Selection Process

The Corporate Governance Committee is responsible for recommending to the Board a slate of nominees for election at each annual meeting of shareholders. The Corporate Governance Committee recruits candidates for Board membership through its own efforts and through recommendations from other directors and shareholders. In addition, the Corporate Governance Committee has retained an independent search firm to assist in identifying and recruiting director candidates who meet the criteria established by the Corporate Governance Committee.

These criteria are:

•	demonstrated ability in fields considered to be of value to the Board in the deliberation and long-term planning of the Board and Kroger, including business management, public service, education, technology, law and government;

•	highest standards of personal character and conduct;

•	willingness to fulfill the obligations of directors and to make the contribution of which he or she is capable, including regular attendance and participation at Board and committee meetings, and preparation for all meetings, including review of all meeting materials provided in advance of the meeting; and

•	ability to understand the perspectives of Kroger’s customers, taking into consideration the diversity of our customers, including regional and geographic differences.

Board Diversity and Succession Planning

Our director nominees reflect a wide array of experience, skills and backgrounds. Each director is individually qualified to make unique and substantial contributions to Kroger. Collectively, our directors’ diverse viewpoints and independent-mindedness enhance the quality and effectiveness of Board deliberations and decision making. Our Board is a dynamic group of new and experienced members, providing an appropriate balance of institutional knowledge and fresh perspectives about Kroger due to the varied length of tenure on the Board. This blend of qualifications, attributes and tenure results in highly effective board leadership.

The Corporate Governance Committee considers racial, ethnic and gender diversity to be important elements in promoting full, open and balanced deliberations of issues presented to the Board. The Corporate Governance Committee considers director candidates that help the Board reflect the diversity of our shareholders, associates, customers and the communities in which we operate. Some consideration also is given to the geographic location of director candidates in order to provide a reasonable distribution of members from Kroger’s operating areas.

Board succession planning is an ongoing, year-round process. The Corporate Governance Committee recognizes the importance of thoughtful Board refreshment, and engages in a continuing process of identifying attributes sought for future Board members. The Corporate Governance Committee takes into account the Board and committee evaluations regarding the specific qualities, skills, and experiences that would contribute to overall Board and committee effectiveness, as well as the future needs of the Board and its committees in light of Kroger’s current and long-term business strategies, and the skills and qualifications of directors who are expected to retire in the future.

Shareholder Engagement

Maintaining ongoing relationships with our shareholders, and understanding our shareholders’ views, is a priority for both our Board and management team. We have a longstanding history of engaging with our shareholders through our investor relations team’s year-round outreach program. At the direction of our Board, we expanded our shareholder engagement program in 2016 to include outreach to our largest shareholders’ governance teams. We requested meetings with shareholders representing more than half of our outstanding shares and ultimately held in-person meetings or telephone calls with shareholders representing approximately a quarter of our outstanding shares. During these engagements, we discussed and solicited feedback on a range of topics, including business strategy, corporate governance, executive compensation and sustainability. These conversations provided valuable insights into our shareholders’ perspectives and their feedback was shared with, and considered by, our full Board.

Candidates Nominated by Shareholders

The Corporate Governance Committee will consider shareholder recommendations for director nominees for election to the Board. If shareholders wish to nominate a person or persons for election to the Board at our 2018 annual meeting, written notice must be submitted to Kroger’s Secretary, and received at our executive offices, in accordance with Kroger’s Regulations, not later than March 26, 2018. Such notice should include the name, age, business address and residence address of such person, the principal occupation or employment of such person, the number of Kroger common shares owned of record or beneficially by such person and any other information relating to the person that would be required to be included in a proxy statement relating to the election of directors. The Secretary will forward the information to the Corporate Governance Committee for its consideration. The Corporate Governance Committee will use the same criteria in evaluating candidates submitted by shareholders as it uses in evaluating candidates identified by the Corporate Governance Committee, as described above. See “Director Nominee Selection Process.”

Corporate Governance Guidelines

The Board has adopted the Guidelines on Issues of Corporate Governance, which includes copies of the current charters for each of the five standing committees of the Board. The Guidelines are available on our website at ir.kroger.com under Corporate Governance – Guidelines on Issues of Corporate Governance. Shareholders may also obtain a copy of the Guidelines by making a written request to Kroger’s Secretary at our executive offices.

Independence

The Board has determined that all of the non-employee directors have no material relationships with Kroger and satisfy the criteria for independence set forth in Rule 303A.02 of the New York Stock Exchange Listed Company Manual. Therefore, all non-employee directors are independent for purposes of the NYSE listing standards. The Board made its determination based on information furnished by all members regarding their relationships with Kroger and its management, and other relevant information. The Board considered, among other things, that

•	the value of any business transactions between Kroger and entities with which the directors are affiliated falls below the thresholds identified by the NYSE listing standards, and

•	none had any material relationships with Kroger except for those arising directly from their performance of services as a director for Kroger.

Audit Committee Expertise

The Board has determined that Anne Gates, Ronald L. Sargent and Mark S. Sutton, independent directors who are members of the Audit Committee, are “audit committee financial experts” as defined by applicable SEC regulations and that all members of the Audit Committee are “financially literate” as that term is used in the NYSE listing standards and are independent in accordance with Rule 10A-3 of the Securities Exchange Act of 1934.

Code of Ethics

The Board has adopted The Kroger Co. Policy on Business Ethics, applicable to all officers, employees and directors, including Kroger’s principal executive, financial and accounting officers. The Policy is available on our website at ir.kroger.com under Corporate Governance – Policy on Business Ethics. Shareholders may also obtain a copy of the Policy by making a written request to Kroger’s Secretary at our executive offices.

Communications with the Board

The Board has established two separate mechanisms for shareholders and interested parties to communicate with the Board. Any shareholder or interested party who has concerns regarding accounting, improper use of

Kroger assets or ethical improprieties may report these concerns via the toll-free hotline (800-689-4609) or email address (helpline@kroger.com) established by the Board’s Audit Committee. The concerns are investigated by Kroger’s Vice President of Internal Audit and reported to the Audit Committee as deemed appropriate by the Vice President of Internal Audit.

Shareholders or interested parties also may communicate with the Board in writing directed to Kroger’s Secretary at our executive offices. Communications relating to personnel issues or our ordinary business operations, or seeking to do business with us, will be forwarded to the business unit of Kroger that the Secretary deems appropriate. All other communications will be forwarded to the chair of the Corporate Governance Committee for further consideration. The chair of the Corporate Governance Committee will take such action as he or she deems appropriate, which may include referral to the full Corporate Governance Committee or the entire Board.

Attendance

The Board held five meetings in fiscal year 2016. During fiscal 2016, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board and committees on which that director served. Members of the Board are expected to use their best efforts to attend all annual meetings of shareholders. All eleven members then serving on the Board attended last year’s annual meeting.

Independent Compensation Consultants

The Compensation Committee directly engages a compensation consultant from Mercer Human Resource Consulting to advise the Compensation Committee in the design of Kroger’s executive compensation. In fiscal 2016, Kroger paid that consultant $317,650 for work performed for the Compensation Committee. Kroger, on management’s recommendation, retained the parent and affiliated companies of Mercer Human Resource Consulting to provide other services for Kroger in fiscal 2016, for which Kroger paid $3,056,150. These other services primarily related to insurance claims (for which Kroger was reimbursed by insurance carriers as claims were adjusted), insurance brokerage and bonding commissions provided by Marsh USA Inc., and pension plan compliance and actuary services provided by Mercer Inc. Kroger also made payments to affiliated companies for insurance premiums that were collected by the affiliated companies on behalf of insurance carriers, but these amounts are not included in the totals referenced above, as the amounts were paid over to insurance carriers for services provided by those carriers.

Although neither the Compensation Committee nor the Board expressly approved the other services, after taking into consideration the NYSE’s independence standards and the SEC rules, the Compensation Committee determined that the consultant is independent and his work has not raised any conflict of interest because:

•	the consultant was first engaged by the Compensation Committee before he became associated with Mercer;

•	the consultant works exclusively for the Compensation Committee and not for our management;

•	the consultant does not benefit from the other work that Mercer’s parent and affiliated companies perform for Kroger; and

•	neither the consultant nor the consultant’s team perform any other services for Kroger.

The Compensation Committee may engage an additional compensation consultant from time to time as it deems advisable.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was an officer or employee of Kroger during fiscal 2016, and no member of the Compensation Committee is a former officer of Kroger or was a party to any related person transaction involving Kroger required to be disclosed under Item 404 of Regulation S-K. During fiscal 2016, none of our executive officers served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of Kroger’s Board of Directors or Compensation Committee of the Board.

Board Oversight of Enterprise Risk

While risk management is primarily the responsibility of Kroger’s management team, the Board is responsible for strategic planning and overall supervision of our risk management activities. The Board’s oversight of the material risks faced by Kroger occurs at both the full Board level and at the committee level.

The Board receives presentations throughout the year from various department and business unit leaders that include discussion of significant risks as necessary. At each Board meeting, the Chairman and CEO addresses matters of particular importance or concern, including any significant areas of risk that require Board attention. Additionally, through dedicated sessions focusing entirely on corporate strategy, the full Board reviews in detail Kroger’s short- and long-term strategies, including consideration of significant risks facing Kroger and their potential impact. The independent directors, in executive sessions led by the Lead Director, address matters of particular concern, including significant areas of risk, that warrant further discussion or consideration outside the presence of Kroger employees. At the committee level, reports are given by management subject matter experts to each committee on risks within the scope of their charters.

The Audit Committee has oversight responsibility not only for financial reporting of Kroger’s major financial exposures and the steps management has taken to monitor and control those exposures, but also for the effectiveness of management’s processes that monitor and manage key business risks facing Kroger, as well as the major areas of risk exposure and management’s efforts to monitor and control that exposure. The Audit Committee also discusses with management its policies with respect to risk assessment and risk management.

Management, including our Chief Ethics and Compliance Officer, provides regular updates throughout the year to the respective Board committees regarding management of the risks they oversee, and each of these committees reports on risk to the full Board at each regular meeting of the Board.

We believe that our approach to risk oversight, as described above, optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions, and approach emerging risks in a proactive manner for Kroger. We also believe that our risk structure complements our current Board leadership structure, as it allows our independent directors, through the five fully independent Board committees, and in executive sessions of independent directors led by the Lead Director, to exercise effective oversight of the actions of management, led by Mr. McMullen as Chairman and CEO, in identifying risks and implementing effective risk management policies and controls.

Director Compensation

2016 Director Compensation

The following table describes the 2016 compensation for non-employee directors. Mr. McMullen does not receive compensation for his Board service.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	Total
Nora A. Aufreiter	$84,543	$165,399	—	—	$249,942
Robert D. Beyer	$124,328	$165,399	—	$9,178	$298,906
Anne Gates	$94,489	$165,399	—	—	$259,888
Susan J. Kropf	$94,489	$165,399	—	—	$259,888
David B. Lewis(4)	$42,726	—	—	—	$42,726
Jorge P. Montoya	$99,462	$165,399	—	—	$264,862
Clyde R. Moore	$104,435	$165,399	—	$175,855	$445,690
Susan M. Phillips(4)	$94,489	$155,696	—	$2,978	$253,162
James A. Runde	$99,462	$165,399	—	—	$264,862
Ronald L. Sargent	$114,382	$165,399	—	$3,057	$282,838
Bobby S. Shackouls	$94,489	$165,399	—	—	$259,888
Mark S. Sutton(4)	$5,914	$82,258	—	—	$88,172

(1)	Amounts reported in the Stock Awards column represent the aggregate grant date fair value of the annual incentive share award, computed in accordance with FASB ASC Topic 718. On July 13, 2016, each non-employee director then serving, except for Dr. Phillips, received 4,413 incentive shares with a grant date fair value of $165,399. Dr. Phillips received 2,225 incentive shares on July 13, 2016 with a grant date fair value of $83,393 and 2,157 incentive shares on January 12, 2017 with a grant date fair value of $72,303. Mr. Sutton received a prorated award of 2,454 incentive shares with a grant date fair value of $82,258 on January 12, 2017 when he joined the Board.

(2)	Options are no longer granted to non-employee directors. The aggregate number of previously granted stock options that remained unexercised and outstanding at fiscal year-end was as follows:

Name	Options	Name	Options	Name	Options
Mr. Beyer	75,000	Mr. Montoya	75,000	Mr. Runde	75,000
Ms. Kropf	75,000	Mr. Moore	65,000	Mr. Sargent	75,000
Mr. Lewis	49,000	Ms. Phillips	75,000	Mr. Shackouls	7,800

(3)	The amounts reported for Mr. Beyer, Dr. Phillips, and Mr. Sargent represent preferential earnings on nonqualified deferred compensation. For a complete explanation of preferential earnings, please refer to footnote 5 to the Summary Compensation Table. The amount reported for Mr. Moore represents the change in actuarial present value of his accumulated benefit under the pension plan for non-employee directors. Pension values may fluctuate significantly from year to year depending on a number of factors, including age, average annual earnings, and the assumptions used to determine the present value, such as the discount rate. The increase in the actuarial present value of his accumulated pension benefit for 2016 compared to 2015 is primarily due to a lower discount rate and an increase in projected yearly benefit payments.

(4)	Mr. Lewis retired from the Board at the 2016 annual meeting; Mr. Sutton joined the Board in January 2017; and Dr. Phillips will retire at the 2017 Annual Meeting. Accordingly, Mr. Lewis and Mr. Sutton received prorated cash retainers and Dr. Phillips and Mr. Sutton received prorated incentive share awards.

Annual Compensation

Each non-employee director receives an annual cash retainer of $85,000. The chairs of each of the Audit Committee and the Compensation Committee receive an additional annual cash retainer of $20,000. The chair of each of the other committees receives an additional annual cash retainer of $15,000. Each member of the Audit

Committee receives an additional annual cash retainer of $10,000. The director designated as the Lead Director receives an additional annual cash retainer of $25,000. Each non-employee director also receives incentive shares (Kroger common shares) with a value of approximately $165,000.

The Board has determined that compensation of non-employee directors must be competitive on an ongoing basis to attract and retain directors who meet the qualifications for service on the Board. Non-employee director compensation will be reviewed from time to time as the Corporate Governance Committee deems appropriate.

Pension Plan

Non-employee directors first elected prior to July 17, 1997 receive an unfunded retirement benefit equal to the average cash compensation for the five calendar years preceding retirement. Only Mr. Moore is eligible for this benefit. Benefits begin at the later of actual retirement or age 65.

Nonqualified Deferred Compensation

We also maintain a deferred compensation plan for non-employee directors. Participants may defer up to 100% of their cash compensation and/or the receipt of all (and not less than all) of the annual award of incentive shares.

Cash Deferrals

Cash deferrals are credited to a participant’s deferred compensation account. Participants may elect from either or both of the following two alternative methods of determining benefits:

•	interest accrues until paid out at the rate of interest determined prior to the beginning of the deferral year to represent Kroger’s cost of ten-year debt; and/or

•	amounts are credited in “phantom” stock accounts and the amounts in those accounts fluctuate with the price of Kroger common shares.

In both cases, deferred amounts are paid out only in cash, based on deferral options selected by the participant at the time the deferral elections are made. Participants can elect to have distributions made in a lump sum or in quarterly installments, and may make comparable elections for designated beneficiaries who receive benefits in the event that deferred compensation is not completely paid out upon the death of the participant.

Incentive Share Deferrals

Participants may also defer the receipt of all (and not less than all) of the annual award of incentive shares. Distributions will be made by delivery of Kroger common shares within 30 days after the date which is 6 months after the participant’s separation of service.

Beneficial Ownership of Common Stock

The following table sets forth the common shares beneficially owned as of April 1, 2017 by Kroger’s directors, the NEOs, and the directors and executive officers as a group. The percentage of ownership is based on 926,104,859 of Kroger common shares outstanding on April 1, 2017. Shares reported as beneficially owned include shares held indirectly through Kroger’s defined contribution plans and other shares held indirectly, as well as shares subject to stock options exercisable on or before May 31, 2017. Except as otherwise noted, each beneficial owner listed in the table has sole voting and investment power with regard to the common shares beneficially owned by such owner.

Name	Amount and Nature of Beneficial Ownership(1) (a)	Options Exercisable on or before May 31, 2017 – included in column (a) (b)
Nora A. Aufreiter(2)	12,036	—
Robert D. Beyer(2)	305,391	72,400
Michael J. Donnelly	529,155	297,713
Anne Gates	6,799	—
Christopher T. Hjelm	436,739	199,563
Susan J. Kropf	147,073	72,400
W. Rodney McMullen	3,447,724	1,022,795
Jorge P. Montoya(3)	109,651	72,400
Clyde R. Moore	155,473	62,400
Frederick J. Morganthall II	205,864	7,991
Susan M. Phillips	186,505	72,400
James A. Runde	164,073	72,400
Ronald L. Sargent(2)	154,984	62,400
J. Michael Schlotman	674,397	347,578
Bobby S. Shackouls(2)(4)	70,854	5,200
Mark S. Sutton	2,454	—
Directors and executive officers as a group (29 persons, including those named above)	8,017,552	3,084,258

(1)	No director or officer owned as much as 1% of Kroger common shares. The directors and executive officers as a group beneficially owned less than 1% of Kroger common shares.

(2)	This amount includes incentive share awards that were deferred under the deferred compensation plan for independent directors in the following amounts: Ms. Aufreiter, 8,880; Mr. Beyer, 6,929; Mr. Sargent, 15,809; Mr. Shackouls, 15,809.

(3)	This amount includes 22,000 shares held in Mr. Montoya’s trust. He disclaims beneficial ownership of these shares.

(4)	This amount includes 37,454 shares held by Mr. Shackouls’ wife. He disclaims beneficial ownership of these shares.

The following table sets forth information regarding the beneficial owners of more than five percent of Kroger common shares as of April 1, 2017 based on reports on Schedule 13G filed with the SEC.

Name	Address	Amount and Nature of Ownership	Percentage of Class
Capital Research Global Investors(1)	333 South Hope St. Los Angeles, CA 90071	103,310,022	11.16%
BlackRock, Inc.(2)	55 East 52nd St. New York, NY 10055	71,406,959	7.71%
Vanguard Group Inc.(3)	100 Vanguard Blvd. Malvern, PA 19355	59,294,634	6.40%

(1)	Reflects beneficial ownership by Capital Research Global Investors as of December 30, 2016, as reported on Amendment No. 1 to Schedule 13G filed with the SEC on February 13, 2017, reporting sole voting power and sole dispositive power with respect to 103,310,022 common shares.

(2)	Reflects beneficial ownership by BlackRock Inc., as of December 31, 2016, as reported on Amendment No. 7 to the Schedule 13G filed with the SEC on January 25, 2017, reporting sole voting power with respect to 62,880,213 common shares, shared voting power with respect to 27,945 common shares, sole dispositive power with respect to 71,379,014 common shares, and shared dispositive power with regard to 27,945 common shares.

(3)	Reflects beneficial ownership by Vanguard Group Inc. as of December 31, 2016, as reported on Amendment No. 2 to Schedule 13G filed with the SEC on February 10, 2017, reporting sole voting power with respect to 1,463,529 common shares, shared voting power with respect to 171,100 common shares, sole dispositive power of 57,664,091 common shares, and shared dispositive power of 1,630,543 common shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and certain persons who own more than 10% of our outstanding common shares, to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of those reports.

Based solely on our review of the copies of Forms 3, 4 and 5 received by Kroger, and written representations from certain reporting persons that no Form 5 was required for that person, we believe that during 2016 all filing requirements applicable to our executive officers, directors and 10% beneficial owners were timely satisfied.

Related Person Transactions

The Board has adopted a written policy requiring that any Related Person Transaction may be consummated or continue only if the Audit Committee approves or ratifies the transaction in accordance with the policy. A “Related Person Transaction” is one (a) involving Kroger, (b) in which one of our directors, nominees for director, executive officers, or greater than five percent shareholders, or their immediate family members, have a direct or indirect material interest; and (c) the amount involved exceeds $120,000 in a fiscal year.

The Audit Committee will approve only those Related Person Transactions that are in, or not inconsistent with, the best interests of Kroger and its shareholders, as determined by the Audit Committee in good faith in accordance with its business judgment. No director may participate in any review, approval or ratification of any transaction if he or she, or an immediate family member, has a direct or indirect material interest in the transaction.

Where a Related Person Transaction will be ongoing, the Audit Committee may establish guidelines for management to follow in its ongoing dealings with the related person and the Audit Committee will review and assess the relationship on an annual basis to ensure it complies with such guidelines and that the Related Person Transaction remains appropriate.

Compensation Discussion and Analysis

Executive Summary

Named Executive Officers

This Compensation Discussion and Analysis provides a discussion and analysis of our compensation program for our named executive officers (“NEOs”). For the 2016 fiscal year ended January 28, 2017, the NEOs were:

Name	Title
W. Rodney McMullen	Chairman and Chief Executive Officer
J. Michael Schlotman	Executive Vice President and Chief Financial Officer
Michael J. Donnelly	Executive Vice President of Merchandising
Christopher T. Hjelm	Executive Vice President and Chief Information Officer
Frederick J. Morganthall II	Executive Vice President of Retail Operations

Executive Compensation in Context: Our Pay for Performance Strategy, our Business Strategy and Fiscal Year 2016 Results

Our 2016 compensation program demonstrates the strong connection between performance and pay as executives are measured against metrics aligned with our Customer 1st Strategy. While we made progress in several of our strategic initiatives and operational performance, our financial performance fell short of our goals in several areas. Kroger’s growth plan includes four key performance indicators: positive identical supermarket sales without fuel (“ID Sales”) growth, slightly expanding non-fuel first in, first out (“FIFO”) operating margin, growing return on invested capital (“ROIC”), and annual market share growth. In 2016, our results were as follows1:

•	ID Sales. ID Sales increased 1.0% in 2016 compared to 2015.

•	Non-Fuel FIFO Operating Margin. Our non-fuel FIFO operation margin decreased during 2016.

•	ROIC. Our ROIC for 2016 was 13.09%, compared to 13.93% for 2015.

•	Market Share. Our market share grew for a twelfth consecutive year.

•	Earnings. Net earnings per diluted share were $2.05. Excluding the restructuring of certain multi-employer pension plan obligations, adjusted net earnings were $2.12 per diluted share.

During 2016, we were consistent in our long-term financial strategy to use our financial flexibility to drive growth while also returning capital to shareholders, all while maintaining our current investment grade debt rating. In 2016, Kroger used cash to:

•	Repurchase shares. In 2016, we repurchased $1.8 billion in Kroger common shares.

•	Fund the dividend. We returned $429 million to shareholders through our dividend in 2016, and we increased our dividend for the tenth consecutive year since we reinstated the dividend in 2006.

•	Made significant capital investments. We made $3.6 billion in capital investments during the year, excluding mergers, acquisitions and purchases of leased facilities.

•	Expand our specialty pharmacy business. We merged with ModernHEALTH for approximately $390 million.

1 For a more detailed discussion of our 2016 results, including a reconciliation of how we calculate ROIC and adjusted net earnings, please see pages 14-15 and 20-21 of our 10-K for fiscal year 2016. Management believes these metrics are useful to investors and analysts.

Total compensation during 2016 is an indicator of Kroger’s performance compared to our business plan, reflecting how our compensation program responds to business challenges and the marketplace.

Summary of Key Compensation Practices

What we do:	What we do not do:
Align pay and performance

   No employment contracts with executives

   No special severance or change of control programs applicable only to executive officers

   No tax gross-up payments under Kroger executive plans

   No re-pricing or backdating of options

   No guaranteed salary increases or bonuses

   No payment of dividends or dividend equivalents until performance units are earned

   No single-trigger cash severance benefits upon a change in control

Significant share ownership guidelines of 5x salary for our CEO and 3x salary for our Executive Vice Presidents
Multiple performance metrics under our short- and long-term performance-based plans discourage excessive risk taking
Balance between short-term and long-term compensation to discourage short-term risk taking at the expense of long-term results
Engagement of an independent compensation consultant
Robust clawback policy
Ban on hedging, pledging and short sales of Kroger securities
Limited perquisites

Summary of Fixed and At-Risk Pay Elements

The fixed and at-risk pay elements of NEO compensation are reflected in the following table and charts. The amounts used in the charts are based on the amounts reported in the Summary Compensation Table for 2016, excluding the Change in Pension Value and Nonqualified Deferred Compensation Earnings column.

	Pay Element	Description	Purpose
ANNUAL	Base Salary	•Fixed cash compensation •Reviewed annually •No automatic or guaranteed increases	•Provide a base level of cash compensation •Recognize individual performance, scope of responsibility and experience	FIXED
	All Other Compensation	•Insurance premiums paid by the Company •Dividends paid on unvested restricted stock •Matching and automatic contributions to defined contribution benefit plans	•Provide benefits competitive with peers
	Annual Cash Bonus	•Variable cash compensation •Payout depends on actual performance against annually established goals	•Metrics and targets align with annual business goals •Reward and incentivize approximately 47,600 Kroger employees, including NEOs, for annual performance on key financial and operational measures	AT-RISK
LONG-TERM	Long-Term Cash Bonus and Performance Units (the “Long-Term Incentive Plan”)	•Variable compensation payable as long-term cash bonus and performance units •3-year performance period •Payout depends on actual performance against established goals

•Metrics and targets align with long-term business strategy

•Reward and incentivize approximately 170 key employees, including the NEOs, for long-term performance on key financial and operational measures

•Drive sustainable performance that ties to long-term value creation for shareholders

	Restricted Stock and Stock Options (time-based equity awards)	•Stock options and restricted stock vest over 5 years •Exercise price of stock options is closing price on day of grant	•Retain executive talent •Align the interests of executives with long-term shareholder value •Provide direct alignment to stock price appreciation

CEO 85% of CEO pay is At Risk	CEO 81% of CEO pay is Long-Term	CEO 78% of CEO pay is Equity

Average of Other NEOs 76% of Other NEO pay is At Risk	Average of Other NEOs 76% of Other NEO pay is Long-Term	Average of Other NEOs 66% of Other NEO pay is Equity

Our Compensation Philosophy and Objectives

As one of the largest retailers in the world, our executive compensation philosophy is to attract and retain the best management talent as well as motivate these employees to achieve our business and financial goals. Kroger’s incentive plans are designed to reward the actions that lead to long-term value creation. The Compensation Committee believes that there is a strong link between our business strategy, the performance metrics in our short-term and long-term incentive programs, and the business results that drive shareholder value.

We believe our strategy creates value for shareholders in a manner consistent with our focus on our core values: honesty, integrity, respect, inclusion, diversity and safety.

To achieve our objectives, the Compensation Committee seeks to ensure that compensation is competitive and that there is a direct link between pay and performance. To do so, it is guided by the following principles:

•	A significant portion of pay should be performance-based, with the percentage of total pay tied to performance increasing proportionally with an executive’s level of responsibility.

•	Compensation should include incentive-based pay to drive performance, providing superior pay for superior performance, including both a short- and long-term focus.

•	Compensation policies should include an opportunity for, and a requirement of, equity ownership to align the interests of executives and shareholders.

•	Components of compensation should be tied to an evaluation of business and individual performance measured against metrics that directly drive our business strategy.

The Compensation Committee has three related objectives regarding compensation:

•	First, the Compensation Committee believes that compensation must be designed to attract and retain those best suited to fulfill the challenging roles that officers fill at Kroger.

•	Second, a majority of compensation should help align the interests of our officers with the interests of our shareholders.

•	Third, compensation should create strong incentives for the officers to achieve the annual business plan targets established by the Board, and to achieve Kroger’s long-term strategic objectives.

Components of Executive Compensation at Kroger

Compensation for our NEOs is comprised of the following:

•	Annual Compensation:

➣	Salary

➣	Performance-Based Annual Cash Bonus

•	Long-Term Compensation:

➣	Performance-Based Long-Term Incentive Plan (consisting of a long-term cash bonus and performance units)

➣	Non-qualified stock options

➣	Restricted stock

•	Retirement and other benefits

•	Limited perquisites

The annual and long-term performance-based compensation awards described herein were made pursuant to our 2014 Long-Term Incentive and Cash Bonus Plan, which was approved by our shareholders in 2014.

Annual Compensation – Salary

Our philosophy with respect to salary is to provide a sufficient and stable source of fixed cash compensation. All of our compensation cannot be at-risk or long-term. It is important to provide a meaningful annual salary to attract and retain a high caliber leadership team, and to have an appropriate level of cash compensation that is not variable.

Salaries for the NEOs (with the exception of the CEO) are established each year by the Compensation Committee, in consultation with the CEO. The CEO’s salary is established by all of the independent directors. Salaries for the NEOs are reviewed annually in June.

The amount of each NEO’s salary is influenced by numerous factors including:

•	An assessment of individual contribution in the judgment of the CEO and the Compensation Committee (or, in the case of the CEO, of the Compensation Committee and the independent directors);

•	Benchmarking with comparable positions at peer group companies;

•	Tenure in role; and

•	Relationship to other Kroger executives’ salaries.

The assessment of individual contribution is a qualitative determination, based on the following factors:

•	Leadership;

•	Contribution to the officer group;

•	Achievement of established objectives, to the extent applicable;

•	Decision-making abilities;

•	Performance of the areas or groups directly reporting to the officer;

•	Increased responsibilities;

•	Strategic thinking; and

•	Furtherance of Kroger’s core values.

The amounts shown below reflect the salaries of the NEOs effective at the end of each fiscal year.

	Salary
	2014	2015	2016
W. Rodney McMullen(1)	$1,200,000	$1,240,000	$1,277,550
J. Michael Schlotman(2)	$760,000	$840,000	$870,240
Michael J. Donnelly(2)	$662,900	$750,000	$772,500
Christopher T. Hjelm(2)(3)		700,000	$721,000
Frederick J. Morganthall II(2)(3)		670,000	$721,000
(1)	Mr. McMullen was named CEO of Kroger as of January 1, 2014 and Chairman of the Board as of January 1, 2015.

(2)	Messrs. Schlotman, Donnelly, Hjelm and Morganthall were each promoted to the position of Executive Vice President effective September 1, 2015.

(3)	Messrs. Hjelm and Morganthall became NEOs in 2015.

Annual Compensation – Performance-Based Annual Cash Bonus

The NEOs, along with approximately 47,600 of their fellow Kroger associates, participate in a performance-based annual cash bonus plan. Approximately 8,900 of those associates are eligible for the same plan as the NEOs. The remaining associates are eligible for an annual cash bonus plan of which 40% is based on the Kroger corporate plan and 60% is based on the metrics and targets for their respective supermarket division or operating unit of the Company.

Over time, the Compensation Committee and our independent directors have placed an increased emphasis on our strategic plan by making the targets more difficult to achieve. The annual cash bonus plan is structured to encourage high levels of performance. A threshold level of performance must be achieved before any payouts are earned, while a payout of up to 200% of target can be achieved for superior performance.

The amount of annual cash bonus that the NEOs earn each year is based upon Kroger’s performance compared to targets established by the Compensation Committee and the independent directors based on the business plan adopted by the Board of Directors.

The annual cash bonus plan is designed to encourage decisions and behavior that drive the annual operating results and the long-term success of the Company. Kroger’s success is based on a combination of factors, and accordingly the Compensation Committee believes that it is important to encourage behavior that supports multiple elements of our business strategy.

Establishing Annual Cash Bonus Potentials

The Compensation Committee establishes annual cash bonus potentials for each NEO, other than the CEO, whose annual cash bonus potential is established by the independent directors. Actual payouts represent the extent to which performance meets or exceeds the goals established by the Compensation Committee. Actual payouts may be as low as zero if performance does not meet the goals established by the Compensation Committee or as high as 200% of the potential bonus amount if the performance far exceeds these pre-established goals.

The Compensation Committee considers multiple factors in making its determination or recommendation as to annual cash bonus potentials:

•	The individual’s level within the organization, as the Compensation Committee believes that more senior executives should have a more substantial part of their compensation dependent upon Kroger’s performance;

•	The individual’s salary, as the Compensation Committee believes that a significant portion of a NEO’s total cash compensation should be dependent upon Kroger’s performance;

•	The individual’s level in the organization and the internal relationship of annual cash bonus potentials within Kroger;

•	Individual performance;

•	The recommendation of the CEO for all NEOs other than the CEO; and

•	The compensation consultant’s benchmarking report regarding annual cash bonus potential and total compensation awarded by our peer group.

The annual cash bonus potential in effect at the end of the fiscal year for each NEO is shown below. Actual annual cash bonus payouts are prorated to reflect changes, if any, to bonus potentials during the year.

	Annual Cash Bonus Potential
	2014	2015	2016
W. Rodney McMullen(1)	$1,600,000	$1,650,000	$1,775,000
J. Michael Schlotman(2)	$550,000	$600,000	$600,000
Michael J. Donnelly(2)	$550,000	$600,000	$600,000
Christopher T. Hjelm(2)(3)		$600,000	$600,000
Frederick J. Morganthall II(2)(3)		$600,000	$600,000
(1)	Mr. McMullen was named CEO of Kroger as of January 1, 2014 and Chairman of the Board as of January 1, 2015.

(2)	Messrs. Schlotman, Donnelly, Hjelm and Morganthall were each promoted to the position of Executive Vice President effective September 1, 2015.

(3)	Messrs. Hjelm and Morganthall became NEOs in 2015.

2016 Annual Cash Bonus Plan Metrics and Connection to our Business Plan

The 2016 annual cash bonus plan had the following measurable performance metrics, all of which are interconnected, and individually necessary to sustain our business model and achieve our growth strategy:

Metric	Weight	Rationale for Use
ID Sales	30%

•  ID Sales represent sales, without fuel, at our supermarkets that have been open without expansion or relocation for five full quarters.

•  We believe this is the best measure of the real growth of our sales across the enterprise. A key driver of our model is strong ID Sales; it is the engine that fuels our growth.

Net Operating Profit, without Supermarket Fuel Operating Profit (“Net Operating Profit”)(1)	30%

•  This metric changed from EBITDA to Net Operating Profit, the difference being depreciation. Because we are investing significant capital into assets, we changed this metric to focus on an earnings result that includes the amortization of that investment.

•  Net Operating Profit is an important way for us to evaluate our earnings from operating the business; we cannot achieve solid Net Operating Profit without a strong operating model. This is the best measure of the profitability of the business taking into account the capital invested to generate the earnings.

•  Unlike earnings per share, which can be affected by management decisions on share buybacks, this measure of earnings is relevant for all of our approximately 47,600 associates who are eligible for the annual cash bonus plan.

Customer 1st Strategy	30%

•  Kroger’s Customer 1st Strategy is the focus, in our decision-making, on the customer. The “Four Keys” of our Customer 1st Strategy are People, Products, Shopping Experience and Price.

•  This proprietary metric includes a mixture of strategic and operational metrics that measure the improvement in how Kroger is perceived by customers in each of the Four Keys.

•  Annual cash bonus payout is based on certain elements of the Customer 1st Strategy, to highlight annual objectives that are intended to receive the most focused attention in that year.

Total Operating Costs as a Percentage of Sales, without Fuel(2)	10%

•  An essential part of Kroger’s model is to increase productivity and efficiency, and to take costs out of the business in a sustainable way.

•  We strive to be disciplined, so that as the Company grows, expenses are properly managed.

Total of 4 Metrics	100%
ClickList Bonus	5% “Kicker”

•  An additional 5% is earned if Kroger achieves certain goals with respect to our ClickList expansion and operations. The change from last year’s kicker based on fuel reflects our focus on a different aspect of the business this year.

•  The ClickList bonus was added to the annual cash bonus plan as an incentive to encourage the addition of ClickList locations at a faster rate, while maintaining certain operating and financial standards.

•  The ClickList bonus of 5% is only available if the pre-determined measures are met. If any of the goals are not met, no portion of the ClickList bonus is earned.

(1)	Net Operating Profit is calculated as gross profit, minus operating, general and administrative expenses, minus depreciation and amortization, excluding supermarket fuel and the non-Kroger portion of earnings of consolidated variable interest entities.

(2)	Total Operating Costs is calculated as the sum of (i) operating, general and administrative expenses, depreciation and amortization, and rent expense, without Supermarket fuel, and (ii) warehouse and transportation costs, shrink, and advertising expenses, for our supermarket operations, without fuel.

The use of these four primary metrics creates checks and balances on the various behaviors and decisions that impact the long-term success of the Company. The ID Sales, Net Operating Profit and Customer 1st Strategy metrics are weighted equally to highlight the need to simultaneously achieve all three metrics in order to maintain our growth.

We aligned the weighting of ID Sales and Net Operating Profit metrics to emphasize sales growth balanced with the focus on profit. Kroger’s business is not sustainable if we merely increase our ID Sales, but do not have a corresponding increase in earnings. Furthermore, payouts in the ID Sales and Net Operating Profit metrics are interrelated. A certain minimum payoff level on ID Sales must be reached for the Net Operating Profit metric to exceed 100%. Similarly, a certain minimum payoff level on Net Operating Profit must be reached for the payoff on the ID Sales metric to exceed 100%. In addition, a certain minimum payoff level on both the ID Sales metric and Net Operating Profit metric must be reached for the payoff of the Customer 1st Strategy metric to exceed 100%.

By supporting the Customer 1st Strategy and the Four Keys, we will better connect with our customers. Our unique competitive advantage is our ability to deliver on the Four Keys, which are the items that matter most to our customers.

As we strive to achieve our aggressive growth targets, we also continuously aim to reduce our total operating costs as a percentage of sales, without fuel. Productivity improvements and other reductions in operating costs allow us to reduce costs in areas that do not matter to our customers so that we can invest money in the areas that matter the most to our customers, like the Four Keys. We carefully manage operating cost reductions to ensure a consistent delivery of the customer experience. This again shows the need to have multiple metrics, to create checks and balances on the various behavior and decisions that are influenced by the design of the bonus plan.

Results of 2016 Annual Cash Bonus Plan

The 2016 goals established by the Compensation Committee, the actual 2016 results and the bonus percentage earned for each of the performance metrics of the 2016 annual cash bonus plan were as follows:

	Goals			Actual Performance Compared to Target (A)
Performance Metrics	Minimum	Target (100%)	Actual Performance		Weight (B)	Amount Earned (A) x (B)
ID Sales	1.50%	3.50%	1.0%	0%	30%	0%
Net Operating Profit	$2.74 Billion	$3.65 Billion	$3.21 Billion	29.27%	30%	8.78%
Customer 1st Strategy(1)	*	*	*	*	30%	11.10%
Total Operating Costs as Percentage of Sales, without Fuel(2)	Over budget by 25 basis points	Over budget by 5 basis points	Over budget by 37 basis points	0%	10%	0%
ClickList Bonus(3)	*	*	*	*	0% or 5%	0%
Total Earned						19.88%

(1)	The Customer 1st Strategy goal also was established by the Compensation Committee at the beginning of the year, but is not disclosed as it is competitively sensitive.

(2)	Total Operating Costs without fuel were budgeted at 26.22% as a percentage of sales for fiscal year 2016.

(3)	An additional 5% would have been earned if Kroger had achieved certain goals with respect to its ClickList expansion and operation. These goals were established by the Compensation Committee at the beginning of the year, but are not disclosed as they are competitively sensitive.

Following the close of the year, the Compensation Committee reviewed Kroger’s performance against each of the metrics outlined above and determined the extent to which Kroger achieved those objectives. The Compensation Committee determined that Kroger’s results in 2016 did not meet some of our business objectives. Due to our performance when compared to the goals established by the Compensation Committee, the NEOs earned 19.88% of their bonus potentials.

In 2016, as in all years, the Compensation Committee retained discretion to reduce the annual cash bonus payout for all executive officers, including the NEOs, if the Compensation Committee determined for any reason that the bonus payouts were not appropriate given their assessment of Company performance — however, no adjustments were made in 2016 that affected NEO bonuses. The independent directors retained that discretion for the CEO’s bonus. The Compensation Committee and the independent directors also retained discretion to adjust the goals for each metric under the plan should unanticipated developments arise during the year. The Compensation Committee, and the independent directors in the case of the CEO, determined that the annual cash bonus payouts earned appropriately reflected the Company’s performance in 2016 and therefore should not be adjusted.

The actual annual cash bonus percentage payout for 2016 represented performance that did not meet all of our business plan objectives. The strong link between pay and performance is illustrated by a comparison of earned amounts under our annual cash bonus plan in previous years, such as 2007, 2011, 2014 and 2015, when payouts significantly exceeded 100%. In those years, we achieved and/or exceeded all of our business plan objectives. A comparison of actual annual cash bonus percentage payouts in prior years demonstrates the variability of annual cash bonus incentive compensation and its strong link to our performance:

Fiscal Year	Annual Cash Bonus Payout Percentage
2016	19.9%
2015	126.7%
2014	121.5%
2013	104.9%
2012	85.9%
2011	138.7%
2010	53.9%
2009	38.5%
2008	104.9%
2007	128.1%

As described above, the annual cash bonus payout percentage is applied to each NEO’s bonus potential, which is determined by the Compensation Committee, and the independent directors in the case of the CEO. The actual amounts of performance-based annual cash bonuses paid to the NEOs for 2016 are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column and footnote 4 to that table.

Long-Term Compensation

The Compensation Committee believes in the importance of providing an incentive to the NEOs to achieve the long-term goals established by the Board. As such, a majority of compensation is conditioned on the achievement of the Company’s long-term goals and is delivered via four long-term compensation vehicles: long-term cash bonus, performance units, stock options and restricted stock. Long-term compensation promotes long-term value creation and discourages the over-emphasis of attaining short-term goals at the expense of long-term growth.

The Compensation Committee considers several factors in determining the target value of long-term compensation awarded to the NEOs or, in the case of the CEO, recommending to the independent directors the amount awarded. These factors include:

•	The compensation consultant’s benchmarking report regarding long-term compensation awarded by our peer group;

•	The officer’s level in the organization and the internal relationship of long-term compensation awards within Kroger;

•	Individual performance; and

•	The recommendation of the CEO, for all NEOs other than the CEO.

Long-term incentives are structured to be a combination of performance- and time-based compensation that reflects elements of financial and common shares performance to provide both retention value and alignment with company performance. Long-term cash bonus and performance unit payouts are contingent on the achievement of certain strategic performance and financial measures and incentivize recipients to promote long-term value creation and enhance shareholder wealth by supporting the Company’s long-term strategic goals. Stock options and restricted stock are linked to common shares performance creating alignment between executives and company shareholders. Options have no initial value and recipients only realize benefits if the value of our common shares increases following the date of grant.

A majority of long-term compensation is equity-based (performance units, stock options, and restricted stock) and is tied to the future value of our common shares, further aligning the interests of our NEOs with our shareholders. All four components of long-term compensation are intended to focus executive behaviors on our long-term strategy. Each component is described in more detail below.

Amounts of long-term compensation awards issued and outstanding for the NEOs are set forth in the Executive Compensation Tables section.

Long-Term Incentive Plan Design

In contrast to the performance-based annual cash bonus plan, described above, which has approximately 47,600 participants, our performance-based Long-Term Incentive Plan has approximately 170 participants, including the NEOs. Each year we adopt a similar Long-Term Incentive Plan, which provides for overlapping three year performance periods. The Long-Term Incentive Plan, which consists of a performance-based long-term cash bonus and performance units, has the following characteristics:

•	The long-term cash bonus potential is equal to the participant’s salary at the end of the fiscal year preceding the plan effective date (or for those participants entering the plan after the commencement date, the date of eligibility for the plan).

•	In addition, a fixed number of performance units is awarded to each participant at the beginning of the performance period (or for those participants entering the plan after the commencement date, the date of eligibility for the plan). The earned awards are paid out in Kroger common shares based on actual performance, along with a cash amount equal to the dividends paid during the performance period on the number of issued common shares ultimately earned.

•	The actual long-term cash bonus and number of performance units earned are each determined based on our performance against the same metrics established by the Compensation Committee (the independent directors, for the CEO) at the beginning of the performance period.

•	Performance at the end of the three-year period is measured against the baseline of each performance metric established at the beginning of the performance period.

•	The payout percentage, based on the extent to which the performance metrics are achieved, is applied to both the long-term cash bonus potential and the number of performance units awarded.

•	Actual payouts cannot exceed 100% of the long-term cash bonus potential or 100% of the number of performance units awarded.

The Compensation Committee anticipates adopting a new Long-Term Incentive Plan each year, measuring improvement over successive three-year periods. Each year when establishing the performance metric baselines and percentage payouts per unit of improvement, the Compensation Committee considers the difficulty of achieving compounded improvement over time. Under the 2016 Long-Term Incentive Plan, Kroger awarded 517,823 performance units to approximately 170 employees, including the NEOs.

Long-Term Incentive Plan Metrics and Connection to our Business Strategy

Metric	Rationale for Use
Customer 1st Strategy

•Kroger’s Customer 1st Strategy is the focus, in our decision-making, on the customer. The Four Keys of our Customer 1st Strategy are People, Products, Shopping Experience and Price.

•This proprietary metric measures the improvement in how Kroger is perceived by customers in each of the Four Keys.

•Long-Term Incentive Plan payout is based on all of the elements of the Customer 1st Strategy, to maintain our top executives’ consistent focus on the entirety of the Customer 1st Strategy. This is in contrast to the annual cash bonus payout, which is based on certain elements of the Customer 1st Strategy, to highlight annual objectives that are intended to receive the most focused attention in that year.

Improvement in Associate Engagement

•Kroger measures associate engagement in an annual survey of associates.

•This metric is included in the Long-Term Incentive Plan as an acknowledgement that our Company’s success is directly tied to our associates connecting with and serving our customers every day, whether in our stores, manufacturing plants, distribution centers or offices.

Reduction in Operating Costs(1) as a Percentage of Sales, without Fuel

•An essential part of Kroger’s model is to increase productivity and efficiency, and to take costs out of the business in a sustainable way.

•We strive to be disciplined, so that as the Company grows, expenses are properly managed.

•An operating costs metric is included in both the annual cash bonus plan and Long-Term Incentive Plans. Operating costs, without fuel, can be improved temporarily on an annual basis, but it is more difficult to maintain these reductions over time.

•It is the role of the approximately 170 employees in the 2016 Long-Term Incentive Plan to continue to reduce operating costs as a percentage of sales, without fuel, over time and to ensure such reductions are sustainable over the long-term. Including this metric in the Long-term Incentive Plan, incentivizes these key employees to implement policies for sustainable improvement over a long period of time.

ROIC(2)

•Part of our long-term growth strategy is to make substantial capital investments over time. We have a pipeline of high quality projects and new store openings, and we continue to increase the square footage in our fill-in markets.

•With significant capital spend, it is essential that we achieve the proper returns on our investments.

•This measure is intended to hold executives accountable for the returns on the capital investments.

(1)	Operating Costs is a non-GAAP measure and is calculated as the sum of (i) operating, general and administrative expenses, depreciation and amortization, and rent expense, without fuel, and (ii) warehouse and transportation costs, shrink, and advertising expenses, for our supermarket operations, without fuel. Operating costs will exclude one-time expenses incurred in lieu of future anticipated obligations. Future expenses that are avoided by virtue of the incurrence of the one-time expense will be deemed to be total operating costs in the year in which they otherwise would have been incurred.

(2)

Return on invested capital is a non-GAAP measure and is calculated by dividing adjusted operating profit for the prior four quarters by the average invested capital. Adjusted operating profit is calculated by excluding certain items included in operating profit, and adding our last-in, first out (“LIFO”) charge, depreciation and amortization, and rent. Average invested capital will be calculated as the sum of (i) the average of our total assets, (ii) the average LIFO reserve, (iii) the average accumulated depreciation and amortization, and (iv) a rent factor equal to total rent for the last four quarters multiplied by a factor of eight; minus (i) the average taxes receivable, (ii) the average trade accounts payable, (iii) the average accrued salaries and wages, and (iv) the average other current liabilities, excluding accrued income taxes.

The following table summarizes the Long-Term Incentive Plans adopted for the years shown:

	2014 Plan	2015 Plan	2016 Plan
Performance Period	2014 to 2016	2015 to 2017	2016 to 2018

Payout Date	March 2017	March 2018	March 2019

Long-term Cash Bonus Potential	Salary at end of fiscal year 2013*	Salary at end of fiscal year 2014*	Salary at end of fiscal year 2015*
Performance Metrics

Customer 1st Strategy	2% payout per unit improvement	4% payout per unit improvement	4% payout per unit improvement

Improvement in Associate Engagement	4% payout per unit improvement	4% payout per unit improvement	4% payout per unit improvement

Reduction in Operating Cost as a Percentage of Sales, without Fuel	0.50% payout per 0.01% reduction in operating costs Baseline: 26.88%	0.50% payout per 0.01% reduction in operating costs Baseline: 26.41%	0.50% payout per 0.01% reduction in operating costs Baseline: 26.16%

ROIC	1% payout per 0.01% improvement in ROIC Baseline: 13.05%	1% payout per 0.01% improvement in ROIC Baseline: 13.50%	1% payout per 0.01% improvement in ROIC Baseline: 13.73%

*	Or date of plan entry, if later.

The Compensation Committee has made adjustments to the percentage payouts for the components of the Long-Term Incentive Plans over time to account for the increasing difficulty of achieving compounded improvement.

Results of 2014 Long-Term Incentive Plan

The 2014 Long-Term Incentive Plan, which measured improvements over the three year period from 2014 to 2016, paid out in March 2017 and was calculated as follows:

Metric	Baseline	Result	Improvement (A)	Payout per Improvement (B)	Percentage Earned (A) x (B)
Customer 1st Strategy(1)	*	*	8 units of improvement	2.00%	16.00%

Improvement in Associate Engagement(1)	*	*	no improvement	4.00%	0.00%

Reduction in Operating Cost as a Percentage of Sales, without Fuel	26.88%	26.59%	29 basis point improvement	0.50%	14.50%

Return on Invested Capital	13.05%	13.09%	4 basis point improvement	1.00%	4.00%

Total					34.50%
(1)	The Customer 1st Strategy and Improvement in Associate Engagement components were established by the Compensation Committee at the beginning of the performance period, but are not disclosed as they are competitively sensitive.

Accordingly, each NEO received a long-term cash bonus in an amount equal to 34.5% of that executive’s long-term cash bonus potential, and was issued the number of Kroger common shares equal to 34.5% of the number of performance units awarded to that executive, along with a cash amount equal to the dividends paid on that number of common shares during the three year performance period. The cash payout and dividends paid on common shares earned under the 2014 Long-Term Incentive Plan are reported in the “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns of the Summary Compensation Table and footnotes 4 and 6 to that table, respectively, and the common shares issued under the plan are reported in the 2016 Option Exercises and Stock Vested Table and footnote 2 to that table.

Stock Options and Restricted Stock

Stock options and restricted stock continue to play an important role in rewarding NEOs for the achievement of long-term business objectives and providing incentives for the creation of shareholder value. Awards based on Kroger’s common shares are granted annually to the NEOs and a large number of other employees. Kroger historically has distributed time-based equity awards widely, aligning the interests of employees with your interest as shareholders.

In 2016, Kroger granted 4,840,274 stock options to approximately 1,254 employees, including the NEOs. The options permit the holder to purchase Kroger common shares at an option price equal to the closing price of Kroger common shares on the date of the grant.

During 2016, Kroger awarded 3,558,520 shares of restricted stock to approximately 8,652 employees, including the NEOs.

Options are granted only on one of the four dates of Board meetings conducted after Kroger’s public release of its quarterly earnings results. The Compensation Committee determines the vesting schedule for stock options and restricted stock.

During 2016, the Compensation Committee granted to the NEOs stock options and restricted stock, each with a five-year vesting schedule.

As discussed below under Stock Ownership Guidelines, covered individuals, including the NEOs, must hold 100% of common shares issued pursuant to performance units earned, the shares received upon the exercise of stock options or upon the vesting of restricted stock, except those necessary to pay the exercise price of the options and/or applicable taxes, until applicable stock ownership guidelines are met, unless the disposition is approved in advance by the CEO, or by the Board or Compensation Committee for the CEO.

Retirement and Other Benefits

Kroger maintains several defined benefit and defined contribution retirement plans for its employees. The NEOs participate in one or more of these plans, as well as one or more excess plans designed to make up the shortfall in retirement benefits created by limitations under the Internal Revenue Code (the “Code”) on benefits to highly compensated individuals under qualified plans. Additional details regarding certain retirement benefits available to the NEOs can be found below in the 2016 Pension Benefits Table and the accompanying narrative.

Kroger also maintains an executive deferred compensation plan in which some of the NEOs participate. This plan is a nonqualified plan under which participants can elect to defer up to 100% of their cash compensation each year. Additional details regarding our nonqualified deferred compensation plans available to the NEOs can be found below in the 2016 Nonqualified Deferred Compensation Table and the accompanying narrative.

Kroger also maintains The Kroger Co. Employee Protection Plan (“KEPP”), which covers all of our management employees who are classified as exempt under the federal Fair Labor Standards Act and certain administrative or technical support personnel who are not covered by a collective bargaining agreement, with at least one year of service. KEPP provides for severance benefits and extended Kroger-paid health care, as well as the continuation of other benefits as described in the plan, when an employee is actually or constructively terminated without cause within two years following a change in control of Kroger (as defined in KEPP). Participants are entitled to severance pay of up to 24 months’ salary and target annual bonus. The actual amount is dependent upon pay level and years of service. KEPP can be amended or terminated by the Board at any time prior to a change in control.

Performance-based long-term cash bonus, performance unit, stock option, and restricted stock agreements with award recipients provide that those awards “vest,” with 50% of the long-term cash bonus potential being paid, common shares equal to 50% of the performance units being awarded, options becoming immediately exercisable, and restrictions on restricted stock lapsing upon a change in control as described in the grant agreements.

None of the NEOs is party to an employment agreement.

Perquisites

Executives receive limited perquisites because the Compensation Committee does not believe that it is necessary for the attraction or retention of management talent to provide executives a substantial amount of compensation in the form of perquisites. In 2016, the NEOs received the following benefits: premiums paid on life insurance policies, premiums paid on accidental death and dismemberment insurance, and premiums paid on long-term disability insurance policies.

Process for Establishing Executive Compensation

The Compensation Committee of the Board has the primary responsibility for establishing the compensation of our executive officers, including the NEOs, with the exception of the CEO. The Compensation Committee’s role regarding the CEO’s compensation is to make recommendations to the independent members of the Board; those members of the Board establish the CEO’s compensation.

The Compensation Committee directly engages a compensation consultant from Mercer Human Resource Consulting to advise the Compensation Committee in the design of compensation for executive officers.

The Mercer consultant conducts an annual competitive assessment of executive positions at Kroger for the Compensation Committee. The assessment is one of several bases, as described above, on which the Compensation Committee determines compensation. The consultant assesses:

•	base salary;

•	target performance-based annual cash bonus;

•	target annual cash compensation (the sum of salary and annual cash bonus potential);

•	annualized long-term compensation, such as performance-based long-term cash bonus potential and performance units, stock options and restricted stock; and

•	total direct compensation (the sum of target annual cash compensation and annualized long-term compensation).

In addition to the factors identified above, the consultant also reviews actual payout amounts against the targeted amounts.

The consultant compares these elements against those of other companies in a group of publicly traded companies selected by the committee. For 2016, our peer group consisted of:

Best Buy	Home Depot	Target
Cardinal Health	Johnson & Johnson	TJX Companies
Costco Wholesale	Lowes	Wal-Mart
CVS Health	Procter & Gamble	Walgreens Boots Alliance
Express Scripts	Sysco

The make-up of the compensation peer group is reviewed annually and modified as circumstances warrant. The Compensation Committee modified the peer group in 2016 because of industry consolidation and other competitive forces. Previously, the Compensation Committee used a primary peer group consisting only of food and drug retailers. In addition, the Compensation Committee considered data from “general industry” companies provided by its independent compensation consultant, a representation of major publicly-traded companies of similar size and scope from outside the retail industry. This data provided reference points, particularly for senior staff positions where competition for talent extends beyond the retail sector. The new peer group includes a combination of food and drug retailers, other large retailers based on revenue size, and large consumer-facing companies. Median 2016 revenue for the peer group was $83 billion, compared to our revenue of $115 billion.

Considering the size of Kroger in relation to other peer group companies, the Compensation Committee believes that salaries paid to our NEOs should be competitively positioned relative to amounts paid by peer group companies for comparable positions. The Compensation Committee also aims to provide an annual cash bonus potential to our NEOs that, if the increasingly more challenging annual business plan objectives are achieved at superior levels, would cause total cash compensation to be meaningfully above the median. Actual payouts may be as low as zero if performance does not meet the baselines established by the Compensation Committee.

The independent members of the Board have the exclusive authority to determine the amount of the CEO’s compensation. In setting total compensation, the independent directors consider the median compensation of the peer group’s CEOs. With respect to the annual bonus, the independent directors make two determinations: (1) they determine the annual cash bonus potential that will be multiplied by the annual cash bonus payout percentage earned that is generally applicable to all corporate management, including the NEOs and (2) the independent directors determine the annual cash bonus amount paid to the CEO by retaining discretion to reduce the annual cash bonus percentage payout the CEO would otherwise receive under the formulaic plan.

The Compensation Committee performs the same function and exercises the same authority as to the other NEOs. In its annual review of compensation for the NEOs the Compensation Committee:

•	Conducts an annual review of all components of compensation, quantifying total compensation for the NEOs on tally sheets. The review includes a summary for each NEO of salary; performance-based annual cash bonus; long-term performance-based cash and performance unit compensation; stock options; restricted stock; accumulated realized and unrealized stock option gains and restricted stock and performance unit values; the value of any perquisites; retirement benefits; company paid health and welfare benefits; banked vacation; severance benefits available under KEPP; and earnings and payouts available under Kroger’s nonqualified deferred compensation program.

•	Considers internal pay equity at Kroger to ensure that the CEO is not compensated disproportionately. The Compensation Committee has determined that the compensation of the CEO and that of the other NEOs bears a reasonable relationship to the compensation levels of other executive positions at Kroger taking into consideration performance and differences in responsibilities.

•	Reviews a report from the Compensation Committee’s compensation consultant comparing NEO and other senior executive compensation with that of other companies, including both our peer group of competitors and a larger general industry group, to ensure that the Compensation Committee’s objectives of competitiveness are met.

•	Takes into account a recommendation from the CEO (except in the case of his own compensation) for salary, annual cash bonus potential and long-term compensation awards for each of the senior officers including the other NEOs. The CEO’s recommendation takes into consideration the objectives established by and the reports received by the Compensation Committee as well as his assessment of individual job performance and contribution to our management team.

The Compensation Committee does not make use of a formula, but rather substantively considers each of the factors identified above in setting compensation.

Advisory Vote to Approve Executive Compensation

At the 2016 annual meeting, we held our sixth annual advisory vote on executive compensation. Over 95% of the votes cast were in favor of the advisory vote in 2016. The Compensation Committee believes it conveys our shareholders’ support of the Compensation Committee’s decisions and the existing executive compensation programs. As a result, the Compensation Committee made no material changes in the structure of our compensation programs or our pay for performance philosophy.

At the 2017 Annual Meeting, in keeping with our shareholders’ request for an annual advisory vote, we will again hold an advisory vote to approve executive compensation (see page 49). The Compensation Committee will continue to consider the results from this year’s and future advisory votes on executive compensation in their evaluation and administration of our compensation program. As required, at the 2017 Annual Meeting we also are holding an advisory vote on the frequency of holding future advisory votes on executive compensation (see page 50).

Stock Ownership Guidelines

To more closely align the interests of our officers and directors with your interests as shareholders, the Board has adopted stock ownership guidelines. These guidelines require non-employee directors, executive officers, and other key executives to acquire and hold a minimum dollar value of Kroger common shares as set forth below:

Position	Multiple
Chief Executive Officer	5 times base salary
President and Chief Operating Officer	4 times base salary
Executive Vice Presidents and Senior Vice Presidents	3 times base salary
Group Vice Presidents, Division Presidents, and Other Designated Key Executives	2 times base salary
Non-employee Directors	5 times annual base cash retainer

This year, we increased share ownership requirements for the directors from three times the annual base cash retainer to five times. All covered individuals are expected to achieve the target level within five years of appointment to their positions. Until the requirements are met, covered individuals, including the NEOs, must hold 100% of common shares issued pursuant to performance units earned, shares received upon the exercise of stock options and upon the vesting of restricted stock, except those necessary to pay the exercise price of the options and/or applicable taxes, and must retain all Kroger common shares unless the disposition is approved in advance by the CEO, or by the Board or Compensation Committee for the CEO.

Executive Compensation Recoupment Policy (Clawback)

If a material error of facts results in the payment to an executive officer at the level of Group Vice President or higher of an annual cash bonus or a long-term cash bonus in an amount higher than otherwise would have been paid, as determined by the Compensation Committee, then the officer, upon demand from the Compensation Committee, will reimburse Kroger for the amounts that would not have been paid if the error had not occurred. This recoupment policy applies to those amounts paid by Kroger within 36 months prior to the detection and public disclosure of the error. In enforcing the policy, the Compensation Committee will take into consideration all factors that it deems appropriate, including:

•	the materiality of the amount of payment involved;

•	the extent to which other benefits were reduced in other years as a result of the achievement of performance levels based on the error;

•	individual officer culpability, if any; and

•	other factors that should offset the amount of overpayment.

Compensation Policies as They Relate to Risk Management

As part of the Compensation Committee’s review of our compensation practices, the Compensation Committee considers and analyzes the extent to which risks arise from such practices and their impact on Kroger’s business. As discussed in this discussion and analysis, our policies and practices for compensating employees are designed to, among other things, attract and retain high quality and engaged employees. In this process, the Compensation Committee also focuses on minimizing risk through the implementation of certain practices and policies, such as the executive compensation recoupment policy, which is described above under “Executive Compensation Recoupment Policy (Clawback)”. Accordingly, we do not believe that our compensation practices and policies create risks that are reasonably likely to have a material adverse effect on Kroger.

Prohibition on Hedging and Pledging

After considering best practices related to ownership of company shares, the Board has adopted a policy prohibiting Kroger directors and executive officers from engaging, directly or indirectly, in the pledging of, hedging transactions in, or short sales of, Kroger securities.

Section 162(m) of the Internal Revenue Code

Tax laws place a deductibility limit of $1,000,000 on some types of compensation for the CEO and the next four most highly compensated officers (other than the chief financial officer) reported in this proxy because they are among the four highest compensated officers (“covered employees”). In Kroger’s case, this group of individuals is not identical to the group of NEOs. Compensation that is deemed to be “performance-based” is excluded for purposes of the calculation and is tax deductible. Awards under Kroger’s Long-Term Incentive Plans, when payable upon achievement of stated performance criteria, should be considered performance-based and the compensation paid under those plans should be tax deductible. Generally, compensation expense related to stock options awarded to the CEO and the next four most highly compensated officers should be deductible. On the other hand, Kroger’s awards of restricted stock that vest solely upon the passage of time are not performance-based. As a result, compensation expense for those awards to the covered employees is not deductible, to the extent that the related compensation expense, plus any other expense for compensation that is not performance-based, exceeds $1,000,000.

Kroger’s bonus plans rely on performance criteria, which have been approved by shareholders. As a result, bonuses paid under the plans to the covered employees should be deductible by Kroger.

Kroger’s policy is, primarily, to design and administer compensation plans that support the achievement of long-term strategic objectives and enhance shareholder value. Where it is material and supports Kroger’s compensation philosophy, the Compensation Committee also will attempt to maximize the amount of compensation expense that is deductible by Kroger.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with Kroger’s management the Compensation Discussion and Analysis contained in this proxy statement. Based on its review and discussions with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in Kroger’s proxy statement and incorporated by reference into its Annual Report on Form 10-K.

Compensation Committee:

Clyde R. Moore, Chair

Susan Kropf

Jorge P. Montoya

Susan M. Phillips

James A. Runde

Executive Compensation Tables

Summary Compensation Table

The following table and footnotes provide information regarding the compensation of the NEOs for the fiscal years presented.

Name and Principal Position(1)	Fiscal Year	Salary ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
W. Rodney McMullen	2016	1,251,781	5,125,034	2,699,044	719,945	3,139,537	282,051	13,217,392
Chairman and Chief	2015	1,216,665	4,332,252	2,300,092	2,999,693	618,033	279,656	11,746,391
Executive Officer	2014	1,118,726	3,740,251	1,951,394	2,441,546	3,498,396	232,602	12,982,915
J. Michael Schlotman	2016	850,360	1,973,247	1,040,436	372,855	1,436,752	141,427	5,815,076
Executive Vice President	2015	793,825	2,489,148	1,040,847	1,394,752	44,163	148,104	5,910,839
and Chief Financial Officer	2014	745,313	1,490,700	520,372	1,103,750	1,922,821	113,922	5,896,878
Michael J. Donnelly	2016	757,036	1,480,011	780,323	341,308	2,207,236	188,569	5,754,484
Executive Vice President	2015	700,684	1,919,013	585,529	1,274,152	321,545	175,112	4,976,035
of Merchandising	2014	651,315	748,051	390,279	1,024,261	341,775	100,305	3,255,986
Christopher T. Hjelm	2016	703,367	1,480,011	780,323	326,280	832	104,505	3,398,518
Executive Vice President and Chief Information Officer	2015	653,368	1,992,003	780,633	1,302,852	168	98,992	4,828,016
Frederick J. Morganthall II	2016	691,487	1,480,011	780,323	381,643	852,235	91,912	4,277,609
Executive Vice President	2015	619,944	1,595,918	390,414	1,453,450	—	300,353	4,360,079
of Retail Operations

(1)	Messrs. Hjelm and Morganthall became NEOs in 2015.

(2)	Amounts reflect the grant date fair value of restricted stock and performance units granted each fiscal year, as computed in accordance with FASB ASC Topic 718. The following table reflects the value of each type of award granted to the NEOs in 2016:

Name	Restricted Stock	Performance Units
Mr. McMullen	$3,750,024	$1,375,010
Mr. Schlotman	$1,479,935	$ 493,312
Mr. Donnelly	$1,110,008	$ 370,003
Mr. Hjelm	$1,110,008	$ 370,003
Mr. Morganthall	$1,110,008	$ 370,003

The grant date fair value of the performance units reflected in the stock awards column and in the table above is computed based on the probable outcome of the performance conditions as of the grant date. This amount is consistent with the estimate of aggregate compensation cost to be recognized by the Company over the three-year performance period of the award determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in calculating the valuations are set forth in Note 12 to the consolidated financial statements in Kroger’s 10-K for fiscal year 2016.

Assuming that the highest level of performance conditions is achieved, the aggregate fair value of the 2016 performance unit awards at the grant date is as follows:

Name	Value of Performance Units Assuming Maximum Performance
Mr. McMullen	$2,750,020
Mr. Schlotman	$ 986,624
Mr. Donnelly	$ 740,005
Mr. Hjelm	$ 740,005
Mr. Morganthall	$ 740,005

(3)	These amounts represent the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the valuations are set forth in Note 12 to the consolidated financial statements in Kroger’s 10-K for fiscal year 2016.

(4)	Non-equity incentive plan compensation earned for 2016 consists of amounts earned under the 2016 performance-based annual cash bonus plan and the 2014 Long-Term Incentive Plan. The amount reported for Mr. Morganthall also includes the 2016 amount earned under the Harris Teeter Merger Cash Bonus Plan (described below).

Name	Annual Cash Bonus	Long-Term Cash Bonus	Harris Teeter Merger Bonus
Mr. McMullen	$340,445	$379,500	—
Mr. Schlotman	$119,280	$253,575	—
Mr. Donnelly	$119,280	$222,028	—
Mr. Hjelm	$119,280	$207,000	—
Mr. Morganthall	$119,280	$191,001	$71,362

In accordance with the terms of the 2016 performance-based annual cash bonus plan, Kroger paid 19.88% to executives, including the NEOs. These amounts were earned with respect to performance in 2016 and paid in March 2017. See “Results of 2016 Annual Cash Bonus Plan” in the CD&A for more information on this plan.

The long-term cash bonus awarded under the 2014 Long-Term Incentive Plan is a performance-based bonus plan designed to reward participants for improving the long-term performance of the Company. The plan covered performance during fiscal years 2014, 2015 and 2016 and amounts earned under the plan were paid in March 2017. In accordance with the terms of the plan, participants earned and Kroger paid 34.50% of long-term cash bonus potentials. The long-term cash bonus potential equaled the participant’s salary in effect on the last day of fiscal 2013, and for Mr. Morganthall, the day he became eligible for the plan. See “Results of 2014 Long-Term Incentive Plan” in the CD&A for more information on this plan.

Mr. Morganthall also received $71,362 for 2016 performance under The Harris Teeter Merger Cash Bonus Plan, which was paid in March 2017. This plan is a performance-based bonus plan designed to reward participants for achieving synergies over the three year period following the merger between Harris Teeter and Kroger, fiscal years 2014, 2015 and 2016. Following the end of each fiscal year participants receive payouts of amounts earned based on that year’s performance, subject to a maximum payout over the three-year period of 200% of the participant’s bonus potential. The bonus potential is equal to the participant’s salary in effect on the date of the merger.

(5)	For 2016, the amounts reported consist of the aggregate change in the actuarial present value of the NEO’s accumulated benefit under a defined benefit pension plan (including supplemental plans), which applies to all eligible NEOs, and preferential earnings on nonqualified deferred compensation, which applies to Messrs. McMullen, Donnelly and Hjelm:

Name	Change in Pension Value	Preferential Earnings on Nonqualified Deferred Compensation
Mr. McMullen	$3,050,107	$89,430
Mr. Schlotman	$1,436,752	—
Mr. Donnelly	$2,202,185	$5,051
Mr. Hjelm	$645	$187
Mr. Morganthall	$852,235	—

Change in Pension Value. These amounts represent the aggregate change in the actuarial present value of accumulated pension benefits. Pension values may fluctuate significantly from year to year depending on a number of factors, including age, years of service, average annual earnings and the assumptions used to determine the present value, such as the discount rate. The increase in the actuarial present value of accumulated pension benefits for 2016 compared to 2015 is primarily due to a lower discount rate and an increase in accrued benefits. Please see the 2016 Pension Benefits section for further information regarding the assumptions used in calculating pension benefits.

Preferential Earnings on Nonqualified Deferred Compensation. Messrs. McMullen, Donnelly and Hjelm participate in The Kroger Co. Executive Deferred Compensation Plan (the “Kroger Deferred Compensation

Plan”). Under the plan, deferred compensation earns interest at a rate representing Kroger’s cost of ten-year debt, as determined by the CEO and approved by the Compensation Committee prior to the beginning of each deferral year. For each participant, a separate deferral account is created each year and the interest rate established for that year is applied to that deferral account until the deferred compensation is paid out. If the interest rate established by Kroger for a particular year exceeds 120% of the applicable federal long-term interest rate that corresponds most closely to the plan rate, the amount by which the plan rate exceeds 120% of the corresponding federal rate is deemed to be above-market or preferential. In fourteen of the twenty-three years in which at least one NEO deferred compensation, the rate set under the plan for that year exceeds 120% of the corresponding federal rate. For each of the deferral accounts in which the plan rate is deemed to be above-market, Kroger calculates the amount by which the actual annual earnings on the account exceed what the annual earnings would have been if the account earned interest at 120% of the corresponding federal rate, and discloses those amounts as preferential earnings. Amounts deferred in 2016 earn interest at a rate higher than 120% of the corresponding federal rate; accordingly, there are preferential earnings on these amounts. Mr. Morganthall participates in the Harris Teeter Supermarkets, Inc. Flexible Deferral Plan (the “HT Flexible Deferral Plan”), which does not provide above-market or preferential earnings on deferred compensation.

(6)	Amounts reported in the “All Other Compensation” column for 2016 include the dollar value of premiums paid by the Company for life insurance, Company contributions to defined contribution retirement plans, dividend equivalents paid on earned performance units, and dividends paid on unvested restricted stock. The following table identifies the value of each benefit.

Name	Life Insurance Premiums	Retirement Plan Contributions	Payment of Dividend Equivalents on Earned Performance Units	Dividends Paid on Unvested Restricted Stock
Mr. McMullen	$85,715	—	$30,662	$165,674
Mr. Schlotman	$65,391	—	$8,177	$67,859
Mr. Donnelly	$62,074	$74,188	$6,132	$46,175
Mr. Hjelm	$41,084	$12,670	$6,132	$44,619
Mr. Morganthall	$12,518	$4,403	$5,580	$69,410

Retirement plan contributions. The Company makes automatic and matching contributions to NEOs’ accounts under the applicable defined contribution plan on the same terms and using the same formulas as other participating employees. The aggregate amounts in the table above represent the following contributions in 2016:

•	Mr. Donnelly – $13,287 to the Dillon Companies, Inc. Employees’ Profit Sharing Plan and $60,901 to the Dillon Companies, Inc. Excess Benefit Profit Sharing Plan;

•	Mr. Hjelm – $12,670 to The Kroger Co. 401(k) Retirement Savings Account Plan (the “Kroger 401(k) Plan”), which includes a $2,000 automatic company contribution; and

•	Mr. Morganthall – $4,403 to the Kroger 401(k) Plan, which includes a $2,000 automatic company contribution.

2016 Grants of Plan-Based Awards

The following table provides information about equity and non-equity incentive awards granted to the NEOs in 2016.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Target ($)		Maximum ($)		Target (#)		Maximum (#)

W. Rodney McMullen		$1,712,500	(1)	$3,425,000	(1)
		$0	(2)	$1,240,000	(2)
	7/13/2016					0	(3)	73,373	(3)				$1,375,010
	7/13/2016									100,054			$3,750,024
	7/13/2016										358,091	$37.48	$2,699,044
J. Michael Schlotman		$600,000	(1)	$1,200,000	(1)
		$0	(2)	$840,000	(2)
	7/13/2016					0	(3)	26,324	(3)				$493,312
	7/13/2016									39,486			$1,479,935
	7/13/2016										138,038	$37.48	$1,040,436
Michael J. Donnelly		$600,000	(1)	$1,200,000	(1)
		$0	(2)	$750,000	(2)
	7/13/2016					0	(3)	19,744	(3)				$370,003
	7/13/2016									29,616			$1,110,008
	7/13/2016										103,528	$37.48	$780,323
Christopher T. Hjelm		$600,000	(1)	$1,200,000	(1)
		$0	(2)	$700,000	(2)
	7/13/2016					0	(3)	19,744	(3)				$370,003
	7/13/2016									29,616			$1,110,008
	7/13/2016										103,528	$37.48	$780,323
Frederick J. Morganthall II		$600,000	(1)	$1,200,000	(1)
		$0	(2)	$670,000	(2)
	7/13/2016					0	(3)	19,744	(3)				$370,003
	7/13/2016									29,616			$1,110,008
	7/13/2016										103,528	$37.48	$780,323

(1)	These amounts relate to the 2016 performance-based annual cash bonus plan. The amount listed under “Target” represents the annual cash bonus potential of the NEO. By the terms of the plan, payouts are limited to no more than 200% of a participant’s annual cash bonus potential; accordingly, the amount listed under “Maximum” is two times that officer’s annual cash bonus potential amount. Mr. McMullen’s target and maximum amounts are prorated to reflect his increased annual cash bonus potential following the annual compensation review. The amounts actually earned under this plan were paid in March 2017 and are included in the Summary Compensation Table for 2016 in the “Non-Equity Incentive Plan Compensation” column and are described in footnote 4 to that table.

(2)	These amounts relate to the long-term cash bonus potential under the 2016 Long-Term Incentive Plan, which covers performance during fiscal years 2016, 2017 and 2018. The long-term cash bonus potential amount equals the annual base salary of the NEOs as of the last day of fiscal 2015. By the terms of the plan, payouts are limited to no more than 100% of a participant’s long-term cash bonus potential; accordingly, the amount listed under “Maximum” is the participant’s long-term cash bonus potential. Because the actual payout is based on the level of performance achieved, the target amount is not determinable and therefore, in accordance with SEC rules, the amount listed under “Target” is a representative amount based on 2016 performance.

(3)

These amounts represent performance units awarded under the 2016 Long-Term Incentive Plan, which covers performance during fiscal years 2016, 2017 and 2018. The amount listed under “Maximum” represents the maximum number of common shares that can be earned by the NEO under the award. Because the actual payout is based on the level of performance achieved, the target amount is not determinable and therefore, in accordance with SEC rules, the amount listed under “Target” is a representative amount based on 2016 performance. The grant date fair value reported in the last column is based on the probable outcome of the performance conditions as of the grant date, which is consistent with the estimate of aggregate compensation cost to be recognized by the Company over the three-year performance period of the award determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The aggregate grant date fair value of these awards is included in the Summary Compensation Table for 2016 in the “Stock Awards” column and described in footnote 2 to that table.

(4)	These amounts represent the number of shares of restricted stock granted in 2016. The aggregate grant date fair value reported in the last column is calculated in accordance with FASB ASC Topic 718. The aggregate grant date fair value of these awards is included in the Summary Compensation Table for 2016 in the “Stock Awards” column and described in footnote 2 to that table.

(5)	These amounts represent the number of stock options granted in 2016. Options are granted with an exercise price equal to the closing price of Kroger common shares on the grant date. The aggregate grant date fair value reported in the last column is calculated in accordance with FASB ASC Topic 718. The aggregate grant date fair value of these awards is included in the Summary Compensation Table for 2016 in the “Option Awards” column.

The Compensation Committee, and the independent members of the Board in the case of the CEO, established the bonus potential amounts for the performance-based annual cash bonus awards (shown in this table as “Target”), the number of performance units awarded (shown in this table as “Maximum”), and the bonus potential amounts for the long-term cash bonus awards (shown in this table as “Maximum”). Amounts are payable to the extent that performance meets specific performance metrics established by the Compensation Committee at the beginning of the performance period. As described in the CD&A, actual earnings under the performance-based annual cash bonus plan may exceed the target amount if the Company’s performance exceeds the performance goals, but are limited to 200% of the target amount. The performance units and the long-term cash bonus potentials awarded under the 2016 Long-Term Incentive Plan are more particularly described in the CD&A.

The restricted stock and nonqualified stock options granted to the NEOs vest in equal amounts on each of the first five anniversaries of the grant date, so long as the officer remains a Kroger employee. Any dividends declared on Kroger common shares are payable on unvested restricted stock.

2016 Outstanding Equity Awards at Fiscal Year-End

The following table provides information about outstanding equity-based incentive compensation awards for the NEOs as of the end of 2016. The vesting schedule for each award is described in the footnotes to this table. The market value of unvested restricted stock and unearned performance units is based on the closing price of Kroger’s common shares of $33.36 on January 27, 2017, the last trading day of 2016.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
W. Rodney McMullen	120,000	—		$14.14	6/28/2017	14,616	(6)	$487,590	14,610	(15)	$506,752	(15)
	130,000	—		$14.31	6/26/2018	29,232	(7)	$975,180	0	(16)	0	(16)
	130,000	—		$11.17	6/25/2019	64,000	(8)	$2,135,040
	140,000	—		$10.08	6/24/2020	67,500	(9)	$2,251,800
	182,880	—		$12.37	6/23/2021	68,876	(10)	$2,297,703
	155,904	38,976	(1)	$10.98	7/12/2022	100,054	(11)	$3,337,801
	116,928	77,952	(2)	$18.88	7/15/2023
	120,000	180,000	(3)	$24.67	7/15/2024
	47,083	188,332	(4)	$38.33	7/15/2025
	—	358,091	(5)	$37.48	7/13/2026
J. Michael Schlotman	50,000	—		$10.08	6/24/2020	8,196	(6)	$273,419	7,207	(15)	$249,982	(15)
	91,280	—		$12.37	6/23/2021	16,392	(7)	$546,837	0	(16)	0	(16)
	87,424	21,856	(1)	$10.98	7/12/2022	12,000	(12)	$400,320
	65,568	43,712	(2)	$18.88	7/15/2023	18,000	(9)	$600,480
	32,000	48,000	(3)	$24.67	7/15/2024	30,888	(10)	$1,030,424
	21,306	85,225	(4)	$38.33	7/15/2025	8,890	(13)	$296,570
	—	138,038	(5)	$37.48	7/13/2026	39,486	(11)	$1,317,253
Michael J. Donnelly	40,000	—		$14.31	6/26/2018	3,804	(6)	$126,901	4,054	(15)	$140,627	(15)
	40,000	—		$11.17	6/25/2019	9,608	(7)	$320,523	0	(16)	0	(16)
	40,000	—		$10.08	6/24/2020	13,500	(9)	$450,360
	70,720	—		$12.37	6/23/2021	23,638	(10)	$788,564
	40,576	10,144	(1)	$10.98	7/12/2022	8,890	(13)	$296,570
	30,432	20,288	(2)	$18.88	7/15/2023	29,616	(11)	$987,990
	24,000	36,000	(3)	$24.67	7/15/2024
	11,985	47,944	(4)	$38.33	7/15/2025
	—	103,528	(5)	$37.48	7/13/2026
Christopher T. Hjelm	8,000	—		$14.31	6/26/2018	3,804	(6)	$126,901	5,406	(15)	$187,506	(15)
	16,000	—		$11.17	6/25/2019	7,608	(7)	$253,803	0	(16)	0	(16)
	24,000	—		$10.08	6/24/2020	13,500	(9)	$450,360
	40,576	—		$12.37	6/23/2021	23,168	(10)	$772,884
	40,576	10,144	(1)	$10.98	7/12/2022	8,890	(13)	$296,570
	30,432	20,288	(2)	$18.88	7/15/2023	29,616	(11)	$987,990
	24,000	36,000	(3)	$24.67	7/15/2024
	15,979	63,919	(4)	$38.33	7/15/2025
	—	103,528	(5)	$37.48	7/13/2026
Frederick J. Morganthall II	7,991	31,968	(4)	$38.33	7/15/2025	75,778	(14)	$2,527,954	2,703	(15)	$93,748	(15)
	—	103,528	(5)	$37.48	7/13/2026	26,032	(9)	$868,428	0	(16)	0	(16)
						11,582	(10)	$386,376
						6,088	(7)	$203,096
						8,890	(13)	$296,570
						29,616	(11)	$987,990

(1)	Stock options vest on 7/12/2017.

(2)	Stock options vest in equal amounts on 7/15/2017 and 7/15/2018.

(3)	Stock options vest in equal amounts on 7/15/2017, 7/15/2018, and 7/15/2019.

(4)	Stock options vest in equal amounts on 7/15/2017, 7/15/2018, 7/15/2019, and 7/15/2020.

(5)	Stock options vest in equal amounts on 7/13/2017, 7/13/2018, 7/13/2019, 7/13/2020, and 7/13/2021.

(6)	Restricted stock vests on 7/12/2017.

(7)	Restricted stock vests in equal amounts on 7/15/2017 and 7/15/2018.

(8)	Restricted stock vests in equal amounts on 12/12/2017 and 12/12/2018.

(9)	Restricted stock vests in equal amounts on 7/15/2017, 7/15/2018, and 7/15/2019.

(10)	Restricted stock vests in equal amounts on 7/15/2017, 7/15/2018, 7/15/2019, and 7/15/2020.

(11)	Restricted stock vests in equal amounts on 7/13/2017, 7/13/2018, 7/13/2019, 7/13/2020, and 7/13/2021.

(12)	Restricted stock vests on 7/15/2017.

(13)	Restricted stock vests in equal amounts on 9/17/2017 and 9/17/2018.

(14)	Restricted stock vests in equal amounts on 1/30/2017, 1/30/2018, and 1/30/2019.

(15)	Performance units granted under the 2015 Long-Term Incentive Plan are earned as of the last day of fiscal 2017, to the extent performance conditions are achieved. Because the awards earned are not currently determinable, in accordance with SEC rules, the number of units and the corresponding market value reflect performance through 2016, including cash payments equal to projected dividend equivalent payments.

(16)	Performance units granted under the 2016 Long-Term Incentive Plan are earned as of the last day of fiscal 2018, to the extent performance conditions are achieved. Because the awards earned are not currently determinable, in accordance with SEC rules, the number of units and the corresponding market value reflect performance through 2016, including cash payments equal to projected dividend equivalent payments.

2016 Option Exercises and Stock Vested

The following table provides information regarding 2016 stock options exercised, restricted stock vested, and common shares issued pursuant to performance units earned under the 2014 Long-Term Incentive Plan.

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
W. Rodney McMullen	120,000	$3,046,800	140,542	$4,857,680
J. Michael Schlotman	—	—	65,304	$2,277,156
Michael J. Donnelly	40,000	$948,128	46,440	$1,599,430
Christopher T. Hjelm	—	—	44,323	$1,523,755
Frederick J. Morganthall II	—	—	23,770	$810,470

(1)	Stock options have a ten-year life and expire if not exercised within that ten-year period. The value realized on exercise is the difference between the exercise price of the option and the closing price of Kroger’s common shares on the exercise date.

(2)	The Stock Awards columns include vested restricted stock and earned performance units, as follows:

	Vested Restricted Stock		Earned Performance Units
Name	Number of Shares	Value Realized	Number of Shares	Value Realized
Mr. McMullen	114,667	$4,111,704	25,875	$745,976
Mr. Schlotman	58,404	$2,078,229	6,900	$198,927
Mr. Donnelly	41,265	$1,450,235	5,175	$149,195
Mr. Hjelm	39,148	$1,374,560	5,175	$149,195
Mr. Morganthall	19,061	$674,710	4,709	$135,760

Restricted stock. The table includes the number of shares acquired upon vesting of restricted stock and the value realized on the vesting of restricted stock, based on the closing price of Kroger common shares on the vesting date.

Performance Units. In 2014, participants in the 2014 Long-Term Incentive Plan were awarded performance units that were earned based on performance criteria established by the Compensation Committee at the beginning of the three-year performance period. Actual payouts were based on the level of performance achieved, and were paid in common shares. The number of common shares issued and the value realized based on the closing price of Kroger common shares of $28.83 on March 9, 2017, the date of deemed delivery of the shares, are reflected in the table above.

2016 Pension Benefits

The following table provides information regarding pension benefits for the NEOs as of the last day of 2016.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)(1)
W. Rodney McMullen	Kroger Consolidated Retirement Benefit Plan	31		$1,249,176
	Kroger Excess Benefit Plan	31		$13,147,835
J. Michael Schlotman	Kroger Consolidated Retirement Benefit Plan	31		$1,351,221
	Kroger Excess Benefit Plan	31		$6,712,369
Michael J. Donnelly	Kroger Consolidated Retirement Benefit Plan	37		$622,311
	Kroger Excess Benefit Plan	37		$5,065,439
Christopher T. Hjelm	Kroger Consolidated Retirement Benefit Plan	—	(2)	$10,731
Frederick J. Morganthall II	Harris Teeter Employees’ Pension Plan	30		$1,033,528
	Harris Teeter Supplemental Executive Retirement Plan	30		$8,839,037

(1)	The discount rate used to determine the present values was 4.23% for each of the Kroger Consolidated Retirement Benefit Plan (the “Kroger Pension Plan”) and the Kroger Excess Benefit Plan (the “Excess Plan”), 4.38% for the Harris Teeter Supermarkets, Inc. Employees’ Pension Plan (the “HT Pension Plan”) and 4.38% for the Harris Teeter Supermarkets, Inc. Supplemental Executive Retirement Plan (the “HT SERP”), which are the same rates used at the measurement date for financial reporting purposes. Additional assumptions used in calculating the present values are set forth in Note 15 to the consolidated financial statements in Kroger’s 10-K for fiscal year 2016.

(2)	The benefits for cash balance participants are not based on years of credited service. See the narrative discussion following this table for a description of how plan benefits are determined.

Kroger Pension Plan and Excess Plan

Messrs. McMullen, Schlotman, Donnelly and Hjelm participate in the Kroger Pension Plan, which is a qualified defined benefit pension plan. Messrs. McMullen, Schlotman and Donnelly also participate in the Excess Plan, which is a nonqualified deferred compensation plan as defined in Section 409A of the Code. The purpose of the Excess Plan is to make up the shortfall in retirement benefits caused by the limitations on benefits to highly compensated individuals under the qualified defined benefit pension plans in accordance with the Code.

Although participants generally receive credited service beginning at age 21, certain participants in the Kroger Pension Plan and the Excess Plan who commenced employment prior to 1986, including Messrs. McMullen and Schlotman, began to accrue credited service after attaining age 25 and one year of service. The Kroger Pension Plan and the Excess Plan generally determine accrued benefits using a cash balance formula, but retain benefit formulas applicable under prior plans for certain “grandfathered participants” who were employed by Kroger on December 31, 2000. Each of Messrs. McMullen, Schlotman and Donnelly is eligible for these grandfathered benefits. Mr. Hjelm is not a grandfathered participant, and therefore, his benefits are determined using the cash balance formula.

Grandfathered Participants

Benefits for grandfathered participants are determined using formulas applicable under prior plans, including the Kroger formula covering service to The Kroger Co. and the Dillon formula covering service to Dillon Companies, Inc. As “grandfathered participants”, Messrs. McMullen, Schlotman and Donnelly will receive benefits under the Kroger Pension Plan and the Excess Plan, determined as follows:

•	1 1⁄2% times years of credited service multiplied by the average of the highest five years of total earnings (base salary and annual cash bonus) during the last ten calendar years of employment, reduced by 1 1⁄4% times years of credited service multiplied by the primary social security benefit;

•	normal retirement age is 65;

•	unreduced benefits are payable beginning at age 62; and

•	benefits payable between ages 55 and 62 will be reduced by 1⁄3 of one percent for each of the first 24 months and by 1⁄2 of one percent for each of the next 60 months by which the commencement of benefits precedes age 62.

In the event of a termination of employment other than death or disability, Messrs. McMullen, Schlotman and Donnelly currently are eligible for a reduced early retirement benefit, as each has attained age 55. If a “grandfathered participant” becomes disabled while employed by Kroger and after attaining age 55, the participant will receive the full retirement benefit. If a married “grandfathered participant” dies while employed by Kroger, the surviving spouse will receive benefits as though a retirement occurred on such date, based on the greater of: actual benefits payable to the participant if he or she was over age 55, or the benefits that would have been payable to the participant assuming he or she was age 55 on the date of death.

Cash Balance Participants

Mr. Hjelm began participating in the Kroger Pension Plan in August 2005 as a cash balance participant. Until the plan was frozen on December 31, 2006, cash balance participants received an annual pay credit equal to 5% of that year’s eligible earnings plus an annual interest credit equal to the account balance at the beginning of the plan year multiplied by the annual rate of interest on 30-year Treasury Securities in effect prior to the plan year. Beginning on January 1, 2007, cash balance participants receive an annual interest credit but no longer receive an annual pay credit. Upon retirement, cash balance participants generally are eligible to receive a life annuity which is the actuarial equivalent of his or her account balance, but may elect in some circumstances to receive a lump sum distribution equal to his or her account balance. If Mr. Hjelm becomes disabled while employed by Kroger, he will receive the full retirement benefit. If he dies while employed by Kroger, his beneficiary will receive a death benefit equal to the benefit he was eligible to receive if a retirement occurred on such date.

Offsetting Benefits

Mr. Donnelly also participates in the Dillon Companies, Inc. Employees’ Profit Sharing Plan (the “Dillon Profit Sharing Plan”), which is a qualified defined contribution plan under which Dillon Companies, Inc. and its participating subsidiaries may choose to make discretionary contributions each year that are allocated to each participant’s account. Participation in the Dillon Profit Sharing Plan was frozen in 2001 and participants are no longer able to make employee contributions, but certain participants, including Mr. Donnelly, are still eligible for employer contributions. Participants elect from among a number of investment options and the amounts in their accounts are invested and credited with investment earnings in accordance with their elections. Due to offset formulas contained in the Kroger Pension Plan, Mr. Donnelly’s accrued benefits under the Dillon Profit Sharing Plan offset a portion of the benefit that would otherwise accrue for him under the Kroger Pension Plan for his service with Dillon Companies, Inc. This offset is reflected in the table above.

Harris Teeter Pension Plan

Mr. Morganthall participates in the HT Pension Plan, which is a defined benefit pension plan. Participation in the HT Pension Plan was frozen effective October 1, 2005. For participants with age and service points as of December 31, 2005 equal to or greater than 45, which includes Mr. Morganthall, benefit accruals under the HT Pension Plan after September 30, 2005 will be offset by the actuarial equivalent of the portion of their account balance under the Harris Teeter Supermarkets, Inc. Retirement and Savings Plan (the “HT Savings Plan”) that are attributable to automatic retirement contributions made by Harris Teeter after September 30, 2005, plus earnings and losses on such contributions. For eligible participants meeting the years of service requirement who become Kroger employees, including Mr. Morganthall, their account balance under the Kroger 401(k) Plan attributable to company automatic contributions made while employed by Kroger and accruing benefits under the HT Pension Plan are aggregated with their applicable account balance under the HT Savings Plan in determining the offset. A participant’s normal annual retirement benefit under the HT Pension Plan at age 65 is an amount equal to 0.8% of his final average earnings multiplied by years of service at retirement, plus 0.6% of his final average earnings in excess of Social Security covered compensation multiplied by the number of years of service up to a maximum of 35 years. A participant’s final average earnings is the average annual cash compensation paid to the participant during the plan year, including salary, incentive compensation and any amount contributed to the HT Savings Plan, for the 5 consecutive years in the last 10 years that produce the highest average. Final average earnings for Mr. Morganthall exclude amounts paid under the Harris Teeter Merger Cash Bonus Plan and the Long-Term

Incentive Plan. Mr. Morganthall’s compensation and years of service with the Company are taken into account for the purposes of calculation of this benefit.

Harris Teeter SERP

Mr. Morganthall also participates in the HT SERP, which is a nonqualified deferred compensation plan as defined in Section 409A of the Code. The purpose of the HT SERP is to supplement the benefits payable under the Harris Teeter retirement plans. Under the HT SERP, participants who retire at normal retirement age of 60 receive monthly retirement benefits equal to a benefit percentage between 55% and 60% of his or her final average earnings times his or her accrual fraction and reduced by his or her (1) assumed HT Pension Plan retirement benefit, and (2) assumed Social Security benefit. Mr. Morganthall is eligible for a benefit percentage of 60%. The final average earnings are the average annual earnings during the highest three calendar years out of the last ten calendar years preceding termination of employment. Final average earnings for Mr. Morganthall exclude amounts paid under the Harris Teeter Merger Cash Bonus Plan and the Long-Term Incentive Plan. Mr. Morganthall’s compensation and years of service with Kroger and Harris Teeter are taken into account for the purposes of calculation of this benefit. The accrual fraction is a fraction, the numerator of which is the years of credited service, the denominator of which is 20, and which may not exceed 1.0. The benefits payable under the HT SERP are payable for the participant’s lifetime with an automatic 75% survivor benefit payable to the participant’s surviving eligible spouse for his or her lifetime. Mr. Morganthall is eligible to receive the full benefit as he has reached age 60. Harris Teeter uses a non-qualified trust to purchase and hold the assets to satisfy Harris Teeter’s obligation under the HT SERP, and participants in the HT SERP are general creditors of Harris Teeter in the event Harris Teeter becomes insolvent.

2016 Nonqualified Deferred Compensation

The following table provides information on nonqualified deferred compensation for the NEOs for 2016.

Name	Executive Contributions in Last FY		Aggregate Earnings in Last FY(1)	Aggregate Balance at Last FYE(2)
W. Rodney McMullen	$82,500	(3)	$572,658	$9,034,328
J. Michael Schlotman	—		—	—
Michael J. Donnelly	—		$ 26,187	$ 398,836
Christopher T. Hjelm	—		$ 11,130	$ 248,015
Frederick J. Morganthall II	—		$ 58,913	$ 739,257

(1)	These amounts include the aggregate earnings on all accounts for each NEO, including any above-market or preferential earnings. The following amounts earned in 2016 are deemed to be preferential earnings and are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2016: Mr. McMullen, $89,430; Mr. Donnelly, $5,051; and Mr. Hjelm, $187.

(2)	The following amounts in the Aggregate Balance column were reported in the Summary Compensation Tables covering fiscal years 2006 – 2015: Mr. McMullen, $2,645,962; Mr. Donnelly, $18,894; Mr. Hjelm, $148,976; and Mr. Morganthall, $116,493.

(3)	This amount represents the deferral of a portion of his salary in 2016. This amount is included in the “Salary” column of the Summary Compensation Table for 2016.

Kroger Executive Deferred Compensation Plan

Messrs. McMullen, Donnelly and Hjelm participate in the Kroger Deferred Compensation Plan, which is a nonqualified deferred compensation plan. Participants may elect to defer up to 100% of the amount of their salary that exceeds the sum of the FICA wage base and pre-tax insurance and other Code Section 125 plan deductions, as well as up to 100% of their annual and long-term cash bonus compensation. Kroger does not match any deferral or provide other contributions. Deferral account amounts are credited with interest at the rate representing Kroger’s cost of ten-year debt as determined by Kroger’s CEO and approved by the Compensation Committee prior to the beginning of each deferral year. The interest rate established for deferral amounts for each deferral year will be applied to those deferral amounts for all subsequent years until the deferred compensation is paid out. Amounts deferred in 2016 earn interest at a rate of 2.8%. Participants can elect to receive lump sum distributions or quarterly installments for periods up to ten years. Participants also can elect between lump sum distributions and quarterly installments to be received by designated beneficiaries if the participant dies before distribution of deferred compensation is completed.

Participants may not withdraw amounts from their accounts until they leave Kroger, except that Kroger has discretion to approve an early distribution to a participant upon the occurrence of an unforeseen emergency. Participants who are “specified employees” under Section 409A of the Code, which includes the NEOs, may not receive a post-termination distribution for at least six months following separation. If the employee dies prior to or during the distribution period, the remainder of the account will be distributed to his or her designated beneficiary in lump sum or quarterly installments, according to the participant’s prior election.

Harris Teeter Flexible Deferral Plan

Mr. Morganthall participates in the HT Flexible Deferral Plan, which is a nonqualified deferred compensation plan that provides certain highly compensated employees of Harris Teeter (including Harris Teeter employees that become Kroger employees), the opportunity to defer the receipt and taxation on a portion of their annual compensation and supplements the benefits under tax qualified retirement plans to the extent that such benefits are subject to limitation under the Code. Participants may elect to defer up to 50% of their base salary and up to 90% of their non-equity incentive bonus compensation earned as a Harris Teeter employee. Harris Teeter provides matching contributions of 50% of the participant’s contribution, up to a maximum of 4% of the participant’s pay, less assumed matching contributions under the HT Savings Plan. These deferred amounts and Company match are credited to the participant’s account. Plan participants may choose deemed investments in the HT Flexible Deferral Plan that represent choices that span a variety of diversified asset classes. Participants may elect to receive a lump sum distribution or annual installment payments for 2-15 years. Upon retirement, death, disability, or other separation of service, the participant will receive distributions in accordance with his election, subject to limitations under Section 409A. Mr. Morganthall has reached the retirement age and is eligible for the full benefit. The HT Flexible Deferral Plan also allows for an in-service withdrawal for an unforeseeable emergency based on facts and circumstances that meet Internal Revenue Service and plan guidelines. Harris Teeter uses a non-qualified trust to purchase and hold the assets to satisfy Harris Teeter’s obligation under the HT Flexible Deferral Plan, and participants in the HT Flexible Deferral Plan are general creditors of Harris Teeter in the event Harris Teeter becomes insolvent.

Potential Payments upon Termination or Change in Control

Kroger does not have employment agreements or other contracts, agreements, plans or arrangements that provide for payments to the NEOs in connection with a termination of employment or a change in control of Kroger. However, KEPP, award agreements for stock options, restricted stock and performance units, and the long-term cash bonus plans provide for certain payments and benefits to participants, including the NEOs, in the event of a termination of employment or a change in control of Kroger, as defined in the applicable plan or agreement. Our pension plans and nonqualified deferred compensation plans also provide for certain payments and benefits to participants in the event of a termination of employment, as described above in the 2016 Pension Benefits section and the 2016 Nonqualified Deferred Compensation section, respectively.

KEPP

KEPP applies to all management employees who are classified as exempt under the federal Fair Labor Standards Act and to certain administrative or technical support personnel who are not covered by a collective bargaining agreement, with at least one year of service, including the NEOs. KEPP provides severance benefits when a participant’s employment is terminated actually or constructively within two years following a change in control of Kroger, as defined in KEPP. The actual amount of the severance benefit is dependent on pay level and years of service. Exempt employees, including the NEOs, are eligible for the following benefits:

•	a lump sum severance payment equal to up to 24 months of the participant’s annual base salary and target annual bonus potential;

•	a lump sum payment equal to the participant’s accrued and unpaid vacation, including banked vacation;

•	continued medical and dental benefits for up to 24 months and continued group term life insurance coverage for up to 6 months; and

•	up to $10,000 as reimbursement for eligible outplacement expenses.

In the event that any payments or benefits received or to be received by an eligible employee in connection with a change in control or termination of employment (whether pursuant to KEPP or any other plan, arrangement or agreement with Kroger or any person whose actions result in a change in control) would constitute parachute payments within the meaning of Section 280G of the Code and would be subject to the excise tax under Section 4999 of the Code, then such payments and benefits will either be (i) paid in full or (ii) reduced to the minimum extent necessary to ensure that no portion of such payments or benefits will be subject to the excise tax, whichever results in the eligible employee receiving the greatest aggregate amount on an after-tax basis.

Long-Term Incentive Awards

The following table describes the treatment of long-term incentive awards following a termination of employment or change in control of Kroger, as defined in the applicable agreement. In each case, the continued vesting, exercisability or eligibility for the incentive awards will end if the participant provides services to a competitor of Kroger.

Triggering Event	Stock Options	Restricted Stock	Performance Units	Performance-Based Long-Term Cash Bonus
Involuntary Termination	Forfeit all unvested options. Previously vested options remain exercisable for the shorter of one year after termination or the remainder of the original 10-year term.	Forfeit all unvested shares	Forfeit all rights to units for which the three year performance period has not ended	Forfeit all rights to long-term cash bonuses for which the three year performance period has not ended
Voluntary Termination/ Retirement - Prior to minimum age and five years of service(2)	Forfeit all unvested options. Previously vested options remain exercisable for the shorter of one year after termination or the remainder of the original 10-year term.	Forfeit all unvested shares	Forfeit all rights to units for which the three year performance period has not ended	Forfeit all rights to long-term cash bonuses for which the three year performance period has not ended
Voluntary Termination/ Retirement - After minimum age and five years of service(2)	Unvested options continue vesting on the original schedule. All options are exercisable for remainder of the original 10-year term.	Forfeit all unvested shares granted prior to 2013. Vesting continues on the original schedule for awards granted during or after 2013.	Pro rata portion(1) of units earned based on performance results over the full three-year period	Pro rata portion(1) of long-term cash bonuses earned based on performance results over the full three-year period
Death	Unvested options are immediately vested. All options are exercisable for remainder of the original 10-year term.	Unvested shares immediately vest	Pro rata portion(1) of units earned based on performance results through the end of the fiscal year in which death occurs. Award will be paid following the end of such fiscal year.	Pro rata portion(1) of long-term cash bonuses earned based on performance results through the end of the fiscal year in which death occurs. Award will be paid following the end of such fiscal year.
Disability	Unvested options are immediately vested. All options are exercisable for remainder of the original 10-year term.	Unvested shares immediately vest	Pro rata portion(1) of units earned based on performance results over the full three-year period	Pro rata portion(1) of long-term cash bonuses earned based on performance results over the full three-year period
Change in Control(3)	Unvested options are immediately vested and exercisable	Unvested shares immediately vest	50% of the units granted at the beginning of the performance period earned immediately	50% of the bonus granted at the beginning of the performance period earned immediately

(1)	The prorated amount is equal to the number of weeks of active employment during the performance period divided by the total number of weeks in the performance period.

(2)	The minimum age requirement is age 62 for stock options and restricted stock and age 55 for performance units and the long-term cash bonus.

(3)	These benefits are payable upon a change in control of Kroger, as defined in the applicable agreement, with or without a termination of employment.

Quantification of Payments upon Termination or Change in Control

The following table provides information regarding certain potential payments that would have been made to the NEOs if the triggering event occurred on the last day of the fiscal year, January 28, 2017, given compensation, age and service levels as of that date and, where applicable, based on the closing market price per Kroger common share on the last trading day of the fiscal year ($33.36 on January 27, 2017). Amounts actually received upon the occurrence of a triggering event will vary based on factors such as the timing during the year of such event, the market price of Kroger common shares, and the officer’s age, length of service and compensation level.

Name	Involuntary Termination	Voluntary Termination/ Retirement	Death	Disability	Change in Control without Termination	Change in Control with Termination
W. Rodney McMullen
Accrued and Banked Vacation	$786,144	$786,144	$786,144	$786,144	$786,144	$786,144
Severance	—	—	—	—	—	6,105,000
Continued Health and Welfare Benefits(1)	—	—	—	—	—	65,276
Stock Options(2)	—	—	3,565,228	3,565,228	3,565,228	3,565,228
Restricted Stock(3)	—	—	11,485,114	11,485,114	11,485,114	11,485,114
Performance Units(4)	—	324,897	324,897	324,897	2,094,207	2,094,207
Long-Term Cash Bonus(5)	—	223,978	223,978	223,978	1,220,000	1,220,000
Executive Group Life Insurance	—	—	5,060,000	—	—	—
J. Michael Schlotman
Accrued and Banked Vacation	$535,520	$535,520	$535,520	$535,520	$535,520	$535,520
Severance	—	—	—	—	—	2,940,480
Continued Health and Welfare Benefits(1)	—	—	—	—	—	53,748
Stock Options(2)	—	—	1,539,447	1,539,447	1,539,447	1,539,447
Restricted Stock(3)	—	—	4,465,303	4,465,303	4,465,303	4,465,303
Performance Units(4)	—	160,272	160,272	160,272	868,428	868,428
Long-Term Cash Bonus(5)	—	141,852	141,852	141,852	800,000	800,000
Executive Group Life Insurance	—	—	3,367,530	—	—	—
Michael J. Donnelly
Accrued and Banked Vacation	$252,552	$252,552	$252,552	$252,552	$252,552	$252,552
Severance	—	—	—	—	—	2,745,000
Continued Health and Welfare Benefits(1)	—	—	—	—	—	42,420
Stock Options(2)	—	—	833,633	833,633	833,633	833,633
Restricted Stock(3)	—	—	2,970,908	2,970,908	2,970,908	2,970,908
Performance Units(4)	—	90,161	90,161	90,161	570,856	570,856
Long-Term Cash Bonus(5)	—	123,729	123,729	123,729	706,450	706,450
Executive Group Life Insurance	—	—	3,040,000	—	—	—
Christopher T. Hjelm
Accrued and Banked Vacation	$ 55,460	$55,460	$55,460	$55,460	$55,460	$55,460
Severance	—	—	—	—	—	2,531,932
Continued Health and Welfare Benefits(1)	—	—	—	—	—	52,564
Stock Options(2)	—	—	833,633	833,633	833,633	833,633
Restricted Stock(3)	—	—	2,888,509	2,888,509	2,888,509	2,888,509
Performance Units(4)	—	120,217	120,217	120,217	651,371	651,371
Long-Term Cash Bonus(5)	—	115,722	115,722	115,722	660,000	660,000
Executive Group Life Insurance	—	—	2,834,000	—	—	—
Frederick J. Morganthall II
Accrued and Banked Vacation	$ 83,190	$83,190	$83,190	$83,190	$83,190	$83,190
Severance	—	—	—	—	—	2,642,016
Continued Health and Welfare Benefits(1)	—	—	—	—	—	35,516
Stock Options(2)	—	—	0	0	0	0
Restricted Stock(3)	—	—	5,270,413	5,270,413	5,270,413	5,270,413
Performance Units(4)	—	60,105	60,105	60,105	490,342	490,342
Long-Term Cash Bonus(5)	—	106,433	106,433	106,433	620,117	620,117
Executive Group Life Insurance	—	—	1,752,500	—	—	—

(1)	Represents the aggregate present value of continued participation in the Company’s medical, dental and executive term life insurance plans, based on the premiums payable by the Company during the eligible period. The eligible period for continued medical and dental benefits is based on the level and length of service, which is 23 months for Mr. Hjelm, and 24 months for the other NEOs. The eligible period for continued executive term life insurance coverage is six months for the NEOs. The amounts reported may ultimately be lower if the NEO is no longer eligible to receive benefits, which could occur upon obtaining other employment and becoming eligible for substantially equivalent benefits through the new employer.

(2)	Amounts reported in the death, disability and change in control columns represent the intrinsic value of the accelerated vesting of unvested stock options, calculated as the difference between the exercise price of the stock option and the closing price per Kroger common share on January 27, 2017. A value of $0 is attributed to stock options with an exercise price greater than the market price on the last day of the fiscal year. In accordance with SEC rules, no amount is reported in the voluntary termination/retirement column because vesting is not accelerated, but the options may continue to vest on the original schedule if the conditions described above are met.

(3)	Amounts reported in the death, disability and change in control columns represent the aggregate value of the accelerated vesting of unvested restricted stock. In accordance with SEC rules, no amount is reported in the voluntary termination/retirement column because vesting is not accelerated, but the restricted stock may continue to vest on the original schedule if the conditions described above are met.

(4)	Amounts reported in the voluntary termination/retirement, death and disability columns represent the aggregate value of the performance units granted in 2015 and 2016, based on performance through the last day of fiscal 2016 and prorated for the portion of the performance period completed. Amounts reported in the change in control column represent the aggregate value of 50% of the maximum number of performance units granted in 2015 and 2016. Awards under the 2014 Long-Term Incentive Plan were earned as of the last day of 2016 so each NEO was entitled to receive (regardless of the triggering event) the amount actually earned, which is reported in the Stock Awards column of the 2016 Stock Vested Table.

(5)	Amounts reported in the voluntary termination/retirement, death and disability columns represent the aggregate value of the long-term cash bonuses granted in 2015 and 2016, based on performance through the last day of fiscal 2016 and prorated for the portion of the performance period completed. Amounts reported in the change in control column represent the aggregate value of 50% of the long-term cash bonus potentials under the 2015 and 2016 Long-Term Incentive Plans. Awards under the 2014 Long-Term Incentive Plan were earned as of the last day of 2016, so each NEO was entitled to receive (regardless of the triggering event) the amount actually earned, which is reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2016.

Item 2. Advisory Vote to Approve Executive Compensation

You are being asked to vote, on an advisory basis, to approve the compensation of our NEOs. The Board of Directors recommends that you vote FOR the approval of compensation of our NEOs.

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we give our shareholders the right to approve, on a nonbinding, advisory basis, the compensation of our NEOs as disclosed earlier in this proxy statement in accordance with the SEC’s rules.

As discussed earlier in the CD&A, our compensation philosophy is to attract and retain the best management talent and to motivate these employees to achieve our business and financial goals. Our incentive plans are designed to reward the actions that lead to long-term value creation. To achieve our objectives, we seek to ensure that compensation is competitive and that there is a direct link between pay and performance. To do so, we are guided by the following principles:

•	A significant portion of pay should be performance-based, with the percentage of total pay tied to performance increasing proportionally with an executive’s level of responsibility;

•	Compensation should include incentive-based pay to drive performance, providing superior pay for superior performance, including both a short- and long-term focus;

•	Compensation policies should include an opportunity for, and a requirement of, equity ownership to align the interests of executives and shareholders; and

•	Components of compensation should be tied to an evaluation of business and individual performance measured against metrics that directly drive our business strategy.

The vote on this resolution is not intended to address any specific element of compensation. Rather, the vote relates to the compensation of our NEOs as described in this proxy statement. The vote is advisory. This means that the vote is not binding on Kroger. The Compensation Committee of the Board is responsible for establishing executive compensation. In so doing, the Compensation Committee will consider, along with all other relevant factors, the results of this vote.

We ask our shareholders to vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and the related narrative discussion, is hereby APPROVED.”

The next advisory vote will occur at our 2018 annual meeting, subject to the outcome of the advisory vote on the frequency of future advisory votes on executive compensation pursuant to Item No. 3 below.

The Board of Directors Recommends a Vote For This Proposal.

Item No. 3 Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

You are being asked to vote, on an advisory basis, on the frequency of future advisory votes on executive compensation. The Board of Directors recommends a vote of ONE YEAR for the frequency of future advisory votes on executive compensation.

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act also require that shareholders be given the right to vote, again on a nonbinding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers.

When the advisory vote was last held in 2011, shareholders indicated a preference to hold the advisory vote on executive compensation each year and the Board implemented this standard. The Board of Directors believes that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for Kroger and it therefore recommends that you vote for the one year alternative.

The vote is advisory. This means that the vote is not binding on Kroger. Our Board of Directors will determine the actual voting frequency for approval of executive compensation. In so doing the Board will consider, along with all other relevant factors, the results of this vote. The Board may decide to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by shareholders.

The proxy card provides shareholders the opportunity to choose among four options for the frequency of the advisory vote: every one, two, or three years, or abstain from casting a vote. Shareholders will not be voting to approve or to disapprove the recommendation of the Board of Directors. The option receiving the most affirmative votes will be the outcome of the advisory vote. Broker non-votes and abstentions will have no effect on the outcome of this vote.

The Board of Directors Recommends a Vote of One Year for this Proposal.

Item No. 4 Ratification of the Appointment of Kroger’s Independent Auditor

You are being asked to ratify the appointment of Kroger’s independent auditor, PricewaterhouseCoopers LLC. The Board of Directors recommends that you vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

The primary function of the Audit Committee is assist the Board of Directors in fulfilling its oversight responsibilities regarding the Company’s financial reporting and accounting practices including the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent public accountants’ qualifications and independence; the performance of the Company’s internal audit function and independent public accountants; and the preparation of the Audit Committee Report. The Audit Committee performs this work pursuant to a written charter approved by the Board of Directors. The Audit Committee charter most recently was revised during fiscal 2012 and is available on the Company’s website at ir.kroger.com under Corporate Governance – Committee Composition. The Audit Committee has implemented procedures to assist it during the course of each fiscal year in devoting the attention that is necessary and appropriate to each of the matters assigned to it under the Audit Committee’s charter. The Audit Committee held five meetings during fiscal year 2016.

Selection of Independent Auditor

The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention, and oversight of Kroger’s independent auditor, as required by law and by applicable NYSE rules. On March 8, 2017, the Audit Committee appointed PricewaterhouseCoopers LLP as Kroger’s independent auditor for the fiscal year ending February 3, 2018.

In determining whether to reappoint the independent auditor, our Audit Committee:

•	Reviews PricewaterhouseCoopers LLP’s independence and performance;

•	Reviews, in advance, all non-audit services provided by PricewaterhouseCoopers LLP, specifically with regard to the effect on the firm’s independence;

•	Conducts an annual assessment of PricewaterhouseCoopers LLP’s performance, including an internal survey of their service quality by members of management and the Audit Committee;

•	Conducts regular executive sessions with PricewaterhouseCoopers LLP;

•	Conducts regular executive sessions with the Vice President of Internal Audit;

•	Considers PricewaterhouseCoopers LLP’s familiarity with our operations, businesses, accounting policies and practices and internal control over financial reporting;

•	Reviews candidates for the lead engagement partner in conjunction with the mandated rotation of the public accountants’ lead engagement partner;

•	Reviews recent Public Company Accounting Oversight Board reports on PricewaterhouseCoopers LLP and its peer firms; and

•	Obtains and reviews a report from PricewaterhouseCoopers LLP describing all relationships between the independent auditor and Kroger at least annually to assess the independence of the internal auditor.

As a result, the members of the Audit Committee believe that the continued retention of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm is in the best interests of our company and its shareholders.

While shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor is not required by Kroger’s Regulations or otherwise, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to shareholders for ratification, as it has in past years, as a good corporate governance practice. If the shareholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different auditor at any time during the year if it determines that such a change would be in the best interests of our company and our shareholders.

A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

Audit and Non-Audit Fees

The following table presents the aggregate fees billed for professional services performed by PricewaterhouseCoopers LLP for the annual audit and quarterly reviews of our consolidated financial statements for fiscal 2016 and 2015, and for audit-related, tax and all other services performed in 2016 and 2015.

	Fiscal Year Ended
	January 28, 2017	January 30, 2016
Audit Fees(1)	$5,894,384	$5,659,193
Audit-Related Fees	—	—
Tax Fees(2)	30,736	—
All Other Fees	—	—

Total	$5,925,150	$5,659,193

(1)	Includes annual audit and quarterly reviews of Kroger’s consolidated financial statements, the issuance of comfort letters to underwriters, consents, and assistance with review of documents filed with the SEC.

(2)	Fees for state sales tax consulting.

The Audit Committee requires that it approve in advance all audit and non-audit work performed by PricewaterhouseCoopers LLP. In 2007, the Audit Committee adopted an audit and non-audit service pre-approval policy. Pursuant to the terms of that policy, the Committee will annually pre-approve certain defined services that are expected to be provided by the independent auditors. If it becomes appropriate during the year to engage the independent accountant for additional services, the Audit Committee must first approve the specific services before the independent accountant may perform the additional work.

PricewaterhouseCoopers LLP has advised the Audit Committee that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in Kroger or its subsidiaries.

The Board of Directors Recommends a Vote For This Proposal.

Audit Committee Report

Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls, and procedures that are designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company’s financial statements and expressing opinions as to the financial statements’ conformity with generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting.

In performing its functions, the Audit Committee:

•	Met separately with the Company’s internal auditor and PricewaterhouseCoopers LLP with and without management present to discuss the results of the audits, their evaluation and management’s assessment of the effectiveness of Kroger’s internal controls over financial reporting and the overall quality of the Company’s financial reporting;

•	Met separately with the Company’s Chief Financial Officer or the Company’s General Counsel when needed;

•	Met regularly in executive sessions;

•	Reviewed and discussed with management the audited financial statements included in our Annual Report;

•	Discussed with PricewaterhouseCoopers LLP the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board; and

•	Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Accounting Oversight Board regarding the independent public accountant’s communication with the Audit Committee concerning independence and discussed with them matters related to their independence.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 28, 2017, as filed with the SEC.

This report is submitted by the Audit Committee.

Ronald L. Sargent, Chair

Anne Gates

Susan M. Phillips

Bobby S. Shackouls

Mark S. Sutton

Item No. 5 Shareholder Proposal – Recyclability of Packaging

We have been notified by one shareholder, the name and shareholdings of which will be furnished promptly to any shareholder upon written or oral request to Kroger’s Secretary at our executive offices, that it intends to propose the following resolution at the annual meeting:

“WHEREAS: A portion of Kroger house brand product packaging is unrecyclable, including plastics, which are a growing component of marine litter. Authorities say that marine litter kills and injures marine life, spreads toxics, and poses a potential threat to human health. The environmental cost of consumer plastic products and packaging exceeds $139 billion annually, according to the American Chemistry Council.

Plastic is the fastest growing form of packaging; U.S. flexible plastic sales are estimated at $26 billion. Dried fruit, frozen meat, cheese, and dog food are some of the Kroger house brand items packaged in unrecyclable plastic pouches. Private label items account for a quarter of all sales – nearly $20 billion annually. Using unrecyclable packaging when recyclable alternatives are available wastes valuable resources. William McDonough, a leading green design advisor, calls pouch packaging a “monstrous hybrid” designed to end up either in a landfill or incinerator.

Recyclability of household packaging is a growing area of focus as consumers become more environmentally conscious, yet recycling rates stagnate. Only 14% of plastic packaging is recycled, according to the U.S. Environmental Protection Agency (EPA). Billions of pouches and similar plastic laminates, lie buried in landfills. Unrecyclable packaging is more likely to be littered and swept into waterways. An assessment of marine debris by the Global Environment Facility concluded that one cause of debris entering oceans is “design and marketing of products internationally without appropriate regard to their environmental fate or ability to be recycled...”

In the marine environment, plastics break down into indigestible particles that marine life mistake for food. Studies by the EPA suggest a synergistic effect between plastic debris and persistent, bio-accumulative, toxic chemicals. Plastics absorb toxics such as polychlorinated biphenyls and dioxins from water or sediment and transfer them to the marine food web and potentially to human diets. If no actions are taken, oceans are expected to contain more plastic than fish by 2050!

Making all packaging recyclable, if possible, is the first step needed to reduce the threat posed by plastic pollution. Better management of plastic could save consumer goods companies $4 billion a year. Companies who aspire to corporate sustainability yet use these risky materials need to explain why they use unrecyclable packaging. Other companies who manufacture and sell food and household goods are moving towards recyclability. Walmart recently unveiled a sustainable packaging playbook incentivizing it suppliers to increase the amount of packaging they use that can be recycled. Procter & Gamble and Colgate-Palmolive have both agreed to make most of their packaging recyclable by 2020.

RESOLVED:  Shareowners of Kroger request that the board of directors issue a report, at reasonable cost, omitting confidential information, assessing the environmental impacts of continuing to use unrecyclable brand packaging.

Supporting Statement:  Proponents believe that the report should include an assessment of the reputational, financial and operational risks associated with continuing to use unrecyclable brand packaging and, if possible, goals and a timeline to phase out unrecyclable packaging.”

The Board of Directors Recommends a Vote Against This Proposal for the Following Reasons:

Kroger recognizes the important role the Company plays as a good steward of the environment, including thorough efforts to increase plastic recyclability.

Early last year, Kroger announced a set of 2020 Sustainability Goals. One of those goals is dedicated to corporate brand packaging, and addressing recyclability issues. As stated on our sustainability website (sustainability.kroger.com):

100% Corporate Brands Packaging Optimization

By 2020, Kroger will optimize packaging in corporate brands by following a balanced, multi-pronged approach that considers design attributes including but not limited to food safety, shelf life, availability, quality, material type and source, function, recyclability and cost.

The focus on Corporate Brand packaging affects both the usage of recyclable goods and the reduction of waste from packaging in the first place. An example is the recent redesign of our banner brand gallon milk jug. The milk jug still is made of the same 100% recyclable high density polyethylene as the old jugs, but the unique design allows us to use approximately 10% less plastic while retaining the same performance. When this new jug rolls out across the country, it is expected to save more than five million pounds of plastic each year. The 10% reduction is equivalent to reducing 40.5 million recyclable jugs – enough when laid on their sides to make a line from New York to Los Angeles…and back. Another example is to reduce the weight of Kroger corporate brand plastic water bottles. In 2008, the bottle weighed 12 grams and, today, it weighs 7 grams. These initiatives are helping the company meet our stated packaging reduction goals.

In addition, we are increasingly labeling recyclable Corporate Brand products per the Federal Trade Commission’s Green Guides, prompting our customers to “PLEASE RECYCLE.” As packaging labels are updated, we note all recyclable plastic and paper packaging as such. One example is through our redesign of Kroger brand milks, creams and orange juices that come in quart, pint and half-pint packages. The packaging for these products is comprised of a bottle made from #1 polyethylene terephthalate (PETE), one of the most widely recycled plastics available, and a shrink sleeve. While the shrink sleeve is also made from #1 PETE, these shrink sleeves may interfere with the ability of the bottles to be segregated and recycled when a recycling facility uses optical scanning technology. As a result, in order to increase the number of Corporate Brand #1 PETE bottles that can be properly recycled, we have added a tear perforation and the consumer message, “REMOVE LABEL TO RECYCLE BOTTLE,” to the shrink labels.

Kroger also has a goal to be a “Zero Waste Company” by 2020. Part of that is to create diversion opportunities for our associates and our customers. This goal extends to our 38 manufacturing plants, of which 32 are designated as “Zero Waste” and our 36 distribution centers, of which 28 are designated as “Zero Waste”. In 2016, through our more than 2,700 retail locations, we have donated over 60 million pounds of food that could not be sold but that are still safe and nutritious to Feeding America food banks. Over 1400 retail locations have organic recycling programs for food and flowers that could not be sold or donated.

We provide in-store opportunities for our customers to recycle as well. Most of our Kroger Family of Stores have recycling drop-off locations. These recycling bins are part of our plastic bag recycling program and are typically located in the front vestibule of our stores. Customers can recycle many of their corporate brand plastic packaging including: clean and dry plastic bags, bread bags, bottled water case wraps, bathroom tissue and diaper plastic overwraps, dry cleaning bags, and newspaper bags. Associates also use this program to recycle pallet shrink wrap. In 2016, we recycled nearly 35 million lbs. of plastic from these receptacles alone.

Guided by our 2020 Sustainability Goals, our efforts and goals will continue to support plastic waste reduction, find optimized solutions for packaging and create increasing opportunities for customers to recycle plastics in our stores. We will continue to optimize our corporate brand packaging in ways that support our financial, environmental and social responsibilities to our customers, shareholders and other stakeholders.

We urge you to support these efforts and vote AGAINST this proposal.

Item No. 6 Shareholder Proposal – Renewable Energy

We have been notified by one shareholder, the name and shareholdings of which will be furnished promptly to any shareholder upon written or oral request to Kroger’s Secretary at our executive offices, that it intends to propose the following resolution at the annual meeting:

“WHEREAS: To mitigate the worst impacts of climate change, global warming must not increase more than 2 degrees Celsius beyond pre-industrial levels. (IPCC 2013). At the 2015 Conference of Parties in Paris, 195 countries agreed on a pathway to achieve a 2 degree limit.

Kroger is the 3rd largest global retailer, exceeding $109 billion in revenue. It is listed 17th on Fortune’s Fortune 500 list and 42nd on Fortune’s Global 500 list. Despite its size and significant carbon impact, Kroger lags its peers in establishing greenhouse gas emission reduction targets. Where most companies are reducing carbon, Kroger’s combined Scope 1 & 2 emissions have increased every year since 2013. (Kroger CDP Reports 2012-2016). Investors are concerned that Kroger’s globally significant carbon emissions are not being adequately addressed.

One meaningful way Kroger could reduce its carbon footprint is to expand its use of renewable energy. While making some inroads on energy and supply chain efficiency, Kroger has not instituted programs to reduce the carbon impact of its powering sourcing. Kroger’s failure to meaningfully invest in renewable energy is in strong contrast to its peers, which are rapidly and profitably scaling renewable energy. Competitor Walmart installed 145 ME of solar at 364 different sites; Target developed 147 MW of solar at 300 sits, and Costco 51 MW. (Solar Means Business 2016, SEIA). Walmart has further committed to 100% renewable electricity, joining other major companies such as Whole Foods Market, IKEA, GM and Starbucks (RE100). Target has announced an ambitious goal to install distributed solar power on 500 more stores and distribution centers by 2020. (Target 2015 Corporate Social Responsibility Report).

According to Eric Schmidt, Executive Chairman of Alphabet Inc., “Much of corporate America is buying renewable energy […] not just to be sustainable, because it makes business sense, helping companies diversify their power supply, hedge against fuel risks, and support innovation in an increasingly cost competitive way.” (Google Green Blog 2014).

Accelerating renewable energy adoption will help Kroger stay competitive, and protect Kroger’s shareholder value into the future as intensifying climate change imposes growing costs on Kroger’s supply chain, physical assets, and shareholders.

BE IT RESOLVED:  Shareholders request Kroger produce a report assessing the climate change risk reduction benefits of adopting quantitative, enterprise-wide targets for increasing its renewable energy sourcing. The report should be produced at reasonable cost and exclude proprietary information.

Supporting Statement:  Shareholders request the report also include discussion of the business risk Kroger faces from climate change; the potential for renewable energy procurement to reduce such risk; and options for increasing renewable energy adoption.”

The Board of Directors Recommends a Vote Against This Proposal for the Following Reasons:

Kroger is committed to environmental sustainability and we strive to reduce our impact on the environment by addressing many aspects of our business that reduce carbon emissions. We assert that the concerns of the proponent are addressed by a number of initiatives included in our 2020 Sustainability Goals.

Kroger has a history of reducing carbon emissions across our footprint. Nearly 10 years ago, we set a goal, which we achieved, to aggressively reduce energy consumption and refrigerant leaks, improve transportation efficiency and create renewable energy from food waste. These targeted efforts, among others, have resulted in a nearly 10% intensity reduction (co2e/1000ft) since 2006, even as our company has grown in sales (74.4%) and square footage (25.6%).

We are actively working to do more in both the short- and long-term. For example, our Turkey Hill Dairy has two wind energy turbines with 3.2 megawatt capacity. Since 2011, these turbines have supplied up to 25% of the dairy’s annual electricity needs, which is enough power to produce six million gallons of ice cream and 15 million gallons of iced tea. In addition, ten Kroger stores have approximately 3,092kW of solar energy capacity that annually produces approximately 4 million kWh.

The Kroger Recovery System, located in Compton, CA at the Ralphs/Food 4 Less distribution center has been in operation since late 2012. It utilizes anaerobic digestion, a naturally occurring process, to transform food waste into renewable biogas. This system annually processes approximately 45,000 tons of food waste annually. This biogas is then turned into power for onsite operations. The system provides approximately 3.5 million kWh of renewable energy for the 650,000 square foot Ralphs/Food 4 Less distribution center. The system reduces area truck trips by more than 500,000 miles each year and reduces waste costs. These efforts are estimated to reduce carbon emissions by 90,000 tons per year.

Early last year, Kroger announced a set of 2020 Sustainability Goals. Kroger has several specific goals to address carbon emission reduction across the enterprise, including:

Kroger will reduce cumulative energy consumption by 40% by 2020, using 2000 as a baseline year.

Kroger will build on our long-term success of energy consumption reduction through the maintenance of existing processes and technologies as well as testing and learning from new technologies.

Kroger will improve transportation efficiency by 20% by 2020, using 2010 as a baseline year.

We will track our Ton Miles Per Gallon (TMPG), effectively looking at how many miles we haul one ton of groceries on one gallon of fuel.

Kroger will reduce refrigerant leaks in our supermarket refrigeration systems.

Kroger will reduce refrigerant leaks by 9% to the EPA’s GreenChill 2017 Program year.

Kroger will be a Zero Waste Company by 2020, as defined by EPA. (90% or more of waste diverted away from landfills).

As a food manufacturer and retailer, the reduction of food waste is a key component to meet this goal. It’s also a key component of our scope 3 emissions. We have many programs in place to divert as much food as possible away from landfills to higher, better uses.

For each of the past several years, we have published online our annual Sustainability Report that highlights many of our sustainability initiatives. Kroger’s 2020 Sustainability Goals can also be found at sustainability.kroger.com

Finally, as part of our ongoing commitment to environmental sustainability, we are in the midst of conducting an analysis to develop a comprehensive carbon reduction plan that includes renewables. We created a cross functional team to help determine how we can best achieve meaningful reductions in a way that supports our financial, environmental and social responsibilities to our customers, shareholders and other stakeholders.

We urge you to support the furthering of our current programs and vote AGAINST this proposal.

Item No. 7 Shareholder Proposal – Deforestation

We have been notified by one shareholder, the name and shareholdings of which will be furnished promptly to any shareholder upon written or oral request to Kroger’s Secretary at our executive offices, that it intends to propose the following resolution at the annual meeting:

“Whereas: The Kroger Co. (Kroger) utilizes beef, soy, palm oil, and pulp/paper in its business. These commodities are among the leading drivers of deforestation globally. Kroger’s limited action on deforestation exposes the company to significant business risks including supply chain reliability, damage to its brand value, and failure to meet shifting consumer and market expectations.

Deforestation accounts for over 10% of global greenhouse gas emissions and contributes to biodiversity loss, soil erosion, disrupted rainfall patterns, community land conflicts and forced labor. Commercial agriculture accounted for over 70% of tropical deforestation between 2000 and 2012, half of which was illegal. Supply chain sources that are illegally engaged in deforestation are vulnerable to interruption as enforcement increases. Conserving forests by increasing agricultural productivity and the use of already cleared land will stabilize soils and climate while regulating regional water flows.

Companies that have failed to mitigate the impacts of their supply chain have faced reputational damage and consumer rejection of their products. “Consumers are increasingly demanding that businesses become more responsible and transparent,” a whitepaper by Technomic, a leading food industry consultancy, stated. “In many cases, they are rewarding those they perceive to be good environmental stewards and corporate citizens.”

Kroger scored 2 out of 5 in the Forest 500 2016 company scorecard and a 0 out of 100 on UCS’s 2016 cattle scorecard. In contrast, companies such as McDonald’s, Unilever and Nestlé have committed to eliminate deforestation in their global supply chains. Further, Kroger has yet to join its peers in signing the New York Declaration on Forests to help meet the private-sector goal of eliminating deforestation from the production of agricultural commodities by 2030.

Kroger asserts that it has begun addressing deforestation in its palm oil supply chains, as well as in other high risk commodities supply chains. The company’s sustainability report notes a policy to address “high impact commodities” that “have potentially sensitive social, environmental and/ or economic impacts because of where they are harvested, produced, or processed.” However, Kroger has no commitment to providing investors with detailed metrics on key issues such as deforestation that can aid in assessing the effectiveness of the policies on achieving sustainability and long term value.

RESOLVED:  Shareholders request that Kroger issue reports to investors, at reasonable expense and excluding proprietary information, providing quantitative metrics on supply chain impacts on deforestation, including progress on time bound goals for reducing such impacts.

Supporting Statement:  Proponents believe meaningful indicators in such reports could include:

•	For key commodities that Kroger sources such as soy, beef, and pulp/paper, the percentage that can be traced back to its source and the percentage verified via credible third parties as not contributing to physical expansion into peatlands, HCV or HCS forests.

•	Tracking these figures against an anticipated timeframe for 100% sourcing consistent with those criteria; and

•	An assessment of reputational and operational risks facing Kroger in relation to supply chain and operational impacts on deforestation.”

The Board of Directors Recommends a Vote Against This Proposal for the Following Reasons:

Kroger shares the proponent’s concerns regarding deforestation associated with palm oil, beef, soy, and paper/pulp used to produce corporate brands.

Kroger engages in many industry groups and credible third parties such as the World Wildlife Fund, The Consumer Goods Forum, Rainforest Alliance and The Sustainability Consortium to address the responsible sourcing of commodities that have the potential for greater social, environmental, or economic impacts due to where and how they are produced or processed.

Kroger is constantly evaluating the areas where we can effect changes in our supply chain and create a positive impact on the drivers of deforestation. Here are a few examples of the goals and metrics that we utilize in managing our supply chain:

•	Palm Oil: In 2013, Kroger announced a goal for our corporate brands to source only Certified Sustainable Palm Oil (“CSPO”), per the principles, criteria and standards set by the Roundtable on Sustainable Palm Oil.

○	In 2015, Kroger met this goal by sourcing only CSPO from a mass balance supply chain, one of the top third-party certified methodologies supported by the Roundtable for Sustainable Palm Oil. Such rigorous verification systems help ensure that consumers use certifiably sustainable palm oil. We continue to monitor and maintain the integrity of this important commitment.

•	Paper and Pulp: In 2016, Kroger was the first recipient of the Rainforest Alliance’s Supply Chain Partnership Award. This was in recognition of our HomeSense tissue products line, which is the largest U.S. corporate brand tissue product that is Forest Stewardship Council certified, by the Rainforest Alliance.

•	Beef: Kroger corporate brand beef products are sourced primarily from the USA. We also carry several products from Uruguay, where ranchers are subject to land management requirements and government audits to ensure sustainable agricultural practices. Kroger, with the help of our suppliers, can trace each step from live animal source to finished product.

•	Soy: Kroger corporate brands containing soy are sourced exclusively from the USA.

Kroger is a board member of the Consumer Goods Forum (“CGF”), a leading global body of retailers and consumer packaged goods manufacturers. The CGF is a signatory to the New York Declaration on Forests and has pledged to eliminate deforestation from consumer goods supply chains by 2020 and called for a legally binding climate agreement. Our position on these commodities is consistent with the position advocated by the CGF’s “Zero Net Deforestation by 2020” resolution.

Furthermore, in 2016, Kroger partnered with The Sustainability Consortium (TSC) to identify, assess and further understand social and environmental risks in our supply chain. The TSC has a robust set of key performance indicators such as deforestation, child labor, forced labor, and water scarcity. As we have done throughout the years, we will use this information to find additional ways to minimize our impact on deforestation.

These efforts and goals will continue to minimize the risks associated with commodity-related deforestation in our supply chain.

We urge you to support these efforts and vote AGAINST this proposal.

Item No. 8 Shareholder Proposal – Independent Chairman

We have been notified by one shareholder, the name and shareholdings of which will be furnished promptly to any shareholder upon written or oral request to Kroger’s Secretary at our executive offices, that it intends to propose the following resolution at the annual meeting:

“RESOLVED: Shareowners of The Kroger Co. (“Kroger”) request the Board of Directors to adopt a policy, and amend the bylaws as necessary, to require the Chair of the Board to be an independent member of the Board. This independence policy shall apply prospectively so as not to violate any contractual obligation. The policy should provide that (i) if the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the policy within 60 days of that determination; and (ii) compliance with this policy is waived if no independent director is available and willing to serve as Chair.

Supporting Statement:  Except for brief “apprenticeship” periods at the outset of their CEO service, Kroger CEOs have also held the role of board Chair for many decades. We believe the combination of these two roles in a single person weakens a corporation’s governance, which can harm shareholder value. As Intel’s former chair Andrew Grove stated, “The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the board. The chairman runs the board. How can the CEO be his own boss?

In our view, shareholder value is enhanced by an independent board chair who can provide a balance of power between the CEO and the board and support strong board leadership.

An independent board chair has been found in academic studies to improve the performance of public companies. A 2013 report by governance firm GMI found that “the CEO/Chair combination is statistically associated with an elevated risk of enforcement action for accounting fraud” (GMI Analyst: ESG and Accounting Metrics for Investment Use, March 2013).

While separating the roles of Chair and CEO is the norm in Europe, 46% of Russell 3000 companies have also implemented this best practice (EY Center for Board Matters, December 2015, available at http://www.ey.com/gl/en/issues/governance-and-reporting/ey-corporate-governance-by -the-numbers#boardleadership).

We urge shareholders to vote for this proposal.”

The Board of Directors Recommends a Vote Against This Proposal for the Following Reasons:

Kroger’s Board is structured to provide the most effective leadership for our shareholders. Our shareholders’ interests are best served when the company retains the flexibility to select the appropriate person to serve in the Chairman’s role given the changing circumstances of the retail food marketplace. The Board believes that the proponent’s rigid “one size fits all” proposal, which fails to identify any concerns specific to Kroger, is not in the best interest of shareholders and should be rejected. Kroger has a balanced governance structure in which independent directors, including an independent Lead Director, exercise meaningful and vigorous oversight. Kroger’s Board is led by a strong independent Lead Director who serves the same functions as a Chairman and provides the safeguards that the proposal seeks.

The Lead Director’s robust duties and responsibilities are addressed in detail in the Guidelines which are available at ir.kroger.com. The Lead Director serves a variety of roles, including:

•	Reviewing and approving all Board meeting agendas, meeting materials, and schedule;

•	Serving as a liaison between the Chairman and the independent directors;

•	Presiding at the regularly conducted executive sessions of independent directors and meetings of the Board when the Chairman is not present;

•	Calling an executive session of the independent directors at any time; and

•	Serving as the Board’s representative for any consultation and direct communication if requested by major shareholders.

While our current Chairman is also the CEO, this structure is a reflection of the Board’s current view that both Kroger and our shareholders would not be best served by separation the roles at this time given the important skills and industry expertise that our CEO brings to the Board. However, the Board routinely reviews Kroger’s leadership structure which includes a discussion of Kroger’s performance, the impact that the leadership has on that performance, and the structure that best serves the interests of shareholders. The Board has instituted structures and practices, in addition to the independent Lead Director, that create a balanced governance system of independent oversight, including:

•	all of Kroger’s Board members are independent, except for one;

•	all members, including chairpersons, of each of the Board committees are independent;

•	the full board of independent directors annually evaluate the CEO’s performance; and

•	the Board and each of its committees have unfettered access to management and the authority to retain independent advisors, as they deem appropriate.

Contrary to the assertions in the proponent’s supporting statement, there is no established consensus that separating the roles of the chairman and the CEO is a best practice or that such a separation enhances returns for shareholders. The authors of a 2004 Wharton School of Business article entitled “Splitting Up the Roles of CEO and Chairman: Reform or Red Herring?” (http://knowledge.wharton.upenn.edu/article.cfm?articleid=987) concluded that there is no evidence that separating the positions of chairman and CEO improves corporate performance. In “Corporate Governance Update: Analyzing Aspects of Board Composition,” David A Katz and Laura A. McIntosh, New York Law Journal, January 26, 2012, the authors concluded that from a board effectiveness perspective, there is no need to separate the roles of chairman and CEO so long as there is an effective lead director in place. In addition, the majority of U.S. companies have not implemented the structure recommended by the proposal.

The Board will continue to review Kroger’s leadership structure to ensure that the structure best addresses Kroger’s evolving and dynamic business in consultation with the current board and our shareholders. The Board believes that eliminating the flexibility to determine which type of leadership structure is not in our shareholders’ best interests.

For the foregoing reasons, we urge you to vote AGAINST this proposal.

Shareholder Proposals and Director Nominations – 2018 Annual Meeting

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, shareholder proposals intended for inclusion in the proxy material relating to Kroger’s annual meeting of shareholders in June 2018 should be addressed to Kroger’s Secretary and must be received at our executive offices not later than January 10, 2018. These proposals must comply with Rule 14a-8 and the SEC’s proxy rules.

In addition, Kroger’s Regulations contain an advance notice of shareholder business and director nominations requirement, which generally prescribes the procedures that a shareholder of Kroger must follow if the shareholder intends, at an annual meeting, to nominate a person for election to Kroger’s Board of Directors or to propose other business to be considered by shareholders. These procedures include, among other things, that the shareholder give timely notice to Kroger’s Secretary of the nomination or other proposed business, that the notice contain specified information, and that the shareholder comply with certain other requirements. In order to be timely, this notice must be delivered in writing to Kroger’s Secretary, at our principal executive offices, not later 45 calendar days prior to the date on which our proxy statement for the prior year’s annual meeting of shareholders was mailed to shareholders. If a shareholder’s nomination or proposal is not in compliance with the procedures set forth in the Regulations, we may disregard such nomination or proposal. Accordingly, if a shareholder intends, at the 2018 annual meeting, to nominate a person for election to the Board of Directors or to propose other business, the shareholder must deliver a notice of such nomination or proposal to Kroger’s Secretary not later than March 26, 2018, comply with the requirements of the Regulations. If a shareholder submits a proposal outside of Rule 14a-8 for the 2018 annual meeting and such proposal is not delivered within the time frame specified in the Regulations, Kroger’s proxy may confer discretionary authority on persons being appointed as proxies on behalf of Kroger to vote on such proposal. Shareholder proposals, director nominations and advance notices should be addressed in writing to: Secretary, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100.

2016 Annual Report

Attached to this Proxy Statement is our 2016 Annual Report which includes a brief description of our business, including the general scope and nature thereof during fiscal year 2016, together with the audited financial information contained in our 2016 Annual Report on Form 10-K filed with the SEC. A copy of that report is available to shareholders on request without charge by writing to: Carin Fike, Treasurer, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202 or by calling 513-762-1220. Our SEC filings are available to the public on the SEC’s website at www.sec.gov.

Householding of Proxy Materials

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of the Notice of Availability of Proxy Materials (or proxy materials in the case of shareholders who receive paper copies of such materials) unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our Notice of Availability of Proxy Materials (or proxy materials in the case of shareholders who receive paper copies of such materials), or if you hold in more than one account, and in either case you wish to receive only a single copy for your household or if you prefer to receive separate copies of our documents in the future, please contact your bank or broker, or contact Kroger’s Secretary at 1014 Vine Street, Cincinnati, Ohio 45202 or via telephone at 513-762-4000.

Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.

The management knows of no other matters that are to be presented at the meeting, but, if any should be presented, the Proxy Committee expects to vote thereon according to its best judgment.

By order of the Board of Directors,
Christine S. Wheatley, Secretary

THE KROGER CO. 1014 VINE STREET CINCINNATI, OH 45202

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E29214-P91457	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE KROGER CO.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors

	Nominees:	For	Against	Abstain
	1a. Nora A. Aufreiter	☐	☐	☐			1 Year	2 Years	3 Years	Abstain
	1b. Robert D. Beyer	☐	☐	☐	3.	Advisory vote to select the frequency of future advisory votes on executive compensation.	☐	☐ For ☐	☐ Against ☐	☐ Abstain ☐
	1c. Anne Gates	☐	☐	☐
	1d. Susan J. Kropf	☐	☐	☐	4.	Ratification of PricewaterhouseCoopers LLP, as auditors.
	1e. W. Rodney McMullen	☐	☐	☐	The Board of Directors recommends that you vote AGAINST proposals 5, 6, 7 and 8.
	1f. Jorge P. Montoya	☐	☐	☐	5.	A shareholder proposal, if properly presented, to issue a report assessing the environmental impacts of using unrecyclable packaging for private label brands.		☐	☐	☐
	1g. Clyde R. Moore 1h. James A. Runde	☐ ☐	☐ ☐	☐ ☐	6.

A shareholder proposal, if properly presented, to issue a report assessing the climate benefits and feasibility of adopting enterprise-wide, quantitative, time bound targets for increasing renewable energy sourcing.

								☐	☐	☐
	1i. Ronald L. Sargent	☐	☐	☐	7.

A shareholder proposal, if properly presented, to issue a report providing quantitative metrics on supply chain impacts on deforestation, including progress on time bound goals for reducing such impacts.

								☐	☐	☐
	1j. Bobby S. Shackouls	☐	☐	☐
	1k. Mark S. Sutton	☐	☐	☐	8.	A shareholder proposal, if properly presented, to adopt a policy and amend the bylaws as necessary to require the Chair of the Board to be independent.		☐	☐	☐
The Board of Directors recommends that you vote FOR proposals 2 and 4 and ONE YEAR for proposal 3.

2.	Advisory vote to approve executive compensation.	☐	☐	☐	NOTE: Holders of common shares of record at the close of business on April 26, 2017, will be entitled to vote at the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Combined Notice, Proxy Statement, and Annual Report are available at www.proxyvote.com.

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E29215-P91457

THE KROGER CO. 2017 Annual Meeting of Shareholders June 22, 2017 11:00 AM Eastern Time This proxy is solicited by the Board of Directors

The undersigned hereby appoints each of ROBERT D. BEYER, W. RODNEY McMULLEN, and RONALD L. SARGENT, or if more than one is present and acting then a majority thereof, proxies, with full power of substitution and revocation, to vote the common shares of The Kroger Co. that the undersigned is entitled to vote at the annual meeting of shareholders, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, including authority to vote on the matters shown on the reverse in the manner directed, and upon any other matter that properly may come before the meeting. The undersigned hereby revokes any proxy previously given to vote those shares at the meeting or at any adjournment.

The proxies are directed to vote as specified on the reverse hereof and in their discretion on all other matters coming before the meeting. Except as specified to the contrary on the reverse, the shares represented by this proxy will be voted FOR each nominee listed in Proposal 1, FOR Proposals 2 and 4, ONE YEAR for Proposal 3, and AGAINST Proposals 5, 6, 7 and 8.

If you wish to vote in accordance with the recommendations of the Board of Directors, all you need to do is sign and return this card. The above named proxies cannot vote the shares unless you vote your proxy by Internet or telephone, or sign and return this card.

Only shareholders and persons holding proxies from shareholders may attend the meeting. If you are attending the meeting, you must bring either: (1) the notice of the meeting that was separately mailed to you or (2) the top portion of your proxy card, either of which will be your admission ticket.

YOUR MANAGEMENT DESIRES TO HAVE A LARGE NUMBER OF SHAREHOLDERS REPRESENTED AT THE MEETING, IN PERSON OR BY PROXY. PLEASE VOTE YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE. IF YOU HAVE ELECTED TO RECEIVE PRINTED MATERIALS, YOU MAY SIGN AND DATE THE PROXY AND MAIL IT IN THE SELF-ADDRESSED ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. If you are unable to attend the annual meeting, you may listen to a live webcast of the meeting, which will be accessible through our website, ir.kroger.com, at 11:00 AM Eastern Time on June 22, 2017.

Continued and to be signed on reverse side

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